Exhibit 10.1

EXECUTION VERSION

Asset Purchase Agreement

by and among

Adams Grayson Corporation,

LegalSource, LLC,

Paul Jeon,

Caleb King,

Peter Gronvall and

Huron Consulting Group Inc.

Dated as of June 25, 2012

Table of Contents

ARTICLE I: CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS		1
1.1	Construction and Definitions	1

ARTICLE II: PURCHASE AND SALE OF ACQUIRED ASSETS		1
2.1	Purchase and Sale of Acquired Assets	1
2.2	Excluded Assets	3
2.3	Liabilities	3

ARTICLE III: CLOSING; THE PURCHASE PRICE; ALLOCATION		5
3.1	Closing	5
3.2	Purchase Price	5
3.3	Adjustments to Purchase Price	6
3.4	Purchase Price Payment	8
3.5	Allocation	8

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF SELLER		9
4.1	Organization and Qualification	9
4.2	Authorization	9
4.3	No Violations or Conflicts	9
4.4	Consents and Approvals	9
4.5	Ownership	10
4.6	Capitalization	10
4.7	Financial Statements	10
4.8	Assets	11
4.9	Accounts Receivable and WIP	11
4.10	Undisclosed Liabilities; Solvency	11
4.11	Absence of Certain Changes	12
4.12	Customer Relations	12
4.13	Contracts and Commitments	13
4.14	Litigation	13
4.15	Intellectual Property	14
4.16	Compliance with Laws	14
4.17	Properties	14
4.18	Employee Benefit Plans; ERISA	15
4.19	Insurance	16
4.20	Employment Matters	16
4.21	Taxes	17
4.22	Relationships with Related Persons	18
4.23	Permits	18
4.24	Illegal Payments	19
4.25	No Other Representations and Warranties	19
4.26	Brokers and Finders	19
4.27	Environmental, Health and Safety Matters	19
4.28	No Separate Arrangement	19
4.29	Unauthorized Practice of Law	19

ARTICLE V: REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS		20
5.1	Additional Representations, Warranties and Covenants of the Stockholders	20

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ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF BUYER		21
6.1	Organization and Qualification	21
6.2	Authorization	21
6.3	No Violations or Conflicts	21
6.4	Consents and Approvals	21
6.5	Brokers and Finders	21

ARTICLE VII: COVENANTS		22
7.1	Conduct of Business	22
7.2	Access to Information	23
7.3	Cessation of Business	24
7.4	Performance of Excluded Liabilities	24
7.5	Receipt of Property Relating to Acquired Assets	24
7.6	WIP and Accounts Receivable	24
7.7	Mutual Cooperation	25
7.8	Insurance Tails	25
7.9	Satisfaction of Conditions Precedent	26
7.10	Employment of Personnel of Seller and Related Matters	26
7.11	Certain Consents	28
7.12	No Affiliation	28
7.13	Tax Cooperation; Allocation of Taxes	29
7.14	Additional Purchased Contracts	30
7.15	Migration	30
7.16	Further Assurances	30
7.17	Distribution of Purchase Price	30

ARTICLE VIII: CONDITIONS PRECEDENT		31
8.1	Conditions to Each Party’s Obligations	31
8.2	Conditions to Obligations of Buyer	31
8.3	Conditions to Obligations of Seller	34

ARTICLE IX: INDEMNIFICATION		35
9.1	Survival	35
9.2	Indemnification by Seller	35
9.3	Indemnification by Buyer	36
9.4	Indemnification Procedures	36
9.5	Payment	37
9.6	Limitations on Indemnification by Seller	37
9.7	Additional Limitations	38
9.8	Adjustment to Purchase Price	38
9.9	Indemnification as Exclusive Remedy	38

ARTICLE X: CERTAIN OTHER COVENANTS AND AGREEMENTS		38
10.1	Certain Acknowledgements	38
10.2	Business Proprietary Information, Confidential Records, Intellectual Property Rights	39
10.3	Non-Competition	40
10.4	Non-Solicitation, etc.	40
10.5	No Hiring of Transferred Personnel	41
10.6	Independence Rules and Regulations	41
10.7	Specific Performance	42

ARTICLE XI: TERMINATION		42
11.1	Termination	42
11.2	Effect of Termination	43

ARTICLE XII: GENERAL PROVISIONS		43
12.1	Notices	43
12.2	Entire Agreement; No Third-Party Beneficiaries	44
12.3	Governing Law	44
12.4	Waiver of Right to Trial by Jury	45
12.5	Assignment	45
12.6	Waiver; Amendment; Remedies Cumulative	45
12.7	Fees and Expenses	45
12.8	Public Announcements	46
12.9	Right of Setoff	46
12.10	Severability	46
12.11	Representation by Counsel	47
12.12	Acquisition Proposals	47
12.13	Stockholder Representative	47
12.14	Facsimile Signature; Counterparts	47

Exhibits and Schedules

Schedule I	Certain Matters of Construction; Definitions
Exhibit A	Seller’s Wire Instructions
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bills of Sale
Exhibit D	Form of Domain Name Assignment Agreement
Exhibit E	Form of Trademark Assignment Agreement
Exhibit F	Form of License Agreement
Exhibit G	Purchase Price Allocation

Schedule 2.1(a)	Purchased Contracts
Schedule 2.1(c)	Intellectual Property
Schedule 2.1(l)	Restrictive Agreements Which are Not Assignable
Schedule 2.2(c)	Excluded Contracts
Schedule 2.2(e)	Excluded Equipment and Personal Property
Schedule 2.2(i)	Excluded Claims, Causes of Action and Choses in Action
Schedule 3.4	Percentage Ownership of Adams Grayson Corporation Stockholders
Schedule 4.1	List of Jurisdictions in Which Seller is Qualified to do Business
Schedule 4.4	Required Consents
Schedule 4.5(a)	Seller’s Ownership Interest in Other Entities
Schedule 4.5(b)	Seller’s Current and Former Subsidiaries
Schedule 4.6	Seller’s Capitalization
Schedule 4.7(a)(i)	Seller’s Financial Statements
Schedule 4.7(a)(ii)	Seller’s Interim Financial Statements
Schedule 4.8	Assets
Schedule 4.9	Accounts Receivable and WIP
Schedule 4.10	Undisclosed Liabilities; Loans, Lines of Credit and other Debt

Schedule 4.11	Absence of Certain Changes
Schedule 4.12(b)	Public Company Clients
Schedule 4.13(a)	Contracts
Schedule 4.13(b)	Contracts with Affiliates and Contracts with Restrictive Covenants
Schedule 4.13(c)	Contract Defaults by Seller or Other Party
Schedule 4.13(d)	List of Outstanding Proposals
Schedule 4.14	Litigation
Schedule 4.15	Intellectual Property
Schedule 4.15(a)	Intellectual Property Licenses
Schedule 4.15(b)	Rights of Third Parties to Seller’s Intellectual Property
Schedule 4.15(c)	Intellectual Property Infringement
Schedule 4.18(a)	Employee Benefit Plans
Schedule 4.18(c)	ERISA Issues
Schedule 4.18(d)	Seller’s Obligation to Provide Post-Termination Benefits to Former Personnel
Schedule 4.18(e)	Severance Pay and Acceleration of Vesting and Payments
Schedule 4.19	Insurance
Schedule 4.20(a)(i)	Seller’s Personnel
Schedule 4.20(a)(ii)	Former Personnel of Seller Receiving COBRA Benefits
Schedule 4.20(b)	Seller’s Consultants and Independent Contractors
Schedule 4.20(e)	Seller’s Liability for Classification of Personnel as Independent Contractor
Schedule 4.21	Taxes
Schedule 4.21(e)	Tax on Behalf of Other Persons
Schedule 4.22	Relationships with Related Persons
Schedule 4.23	Approvals, Permits, Certificates, Qualifications, Authorizations, Licenses, Franchises, Consents, Orders and Registrations
Schedule 4.26	Brokers
Schedule 4.28	Closing Bonus Payments
Schedule 7.10(a)	Seller Personnel to be Offered Employment by Buyer
Schedule 8.2(e)	List of Contracts that Require Consent to Assignment
Schedule 8.2(f)	List of Leases that Require Consent to Assignment
Schedule 8.2(g)	Seller Personnel Required to be Employed by Buyer
Schedule 8.2(j)	Key Customers

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of this 25th day of June, 2012 by and among Huron Consulting Group Inc., a Delaware corporation (“Buyer”), Adams Grayson Corporation, a District of Columbia corporation, and its wholly-owned subsidiary LegalSource, LLC, a Delaware limited liability company (“Seller”), and Paul Jeon, Caleb King and Peter Gronvall (each a “Stockholder” and, together, the “Stockholders”).

WHEREAS, Seller is engaged in the business of providing support and managed solutions for law firms and other businesses in the areas of e-discovery and litigation and antitrust project management (the “Business”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets, rights and obligations related to the Business on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending legally to be bound, agree as follows:

ARTICLE I: CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

1.1 Construction and Definitions. Certain matters of construction of this Agreement and the definition of capitalized terms used herein but not otherwise defined in Article I through Article XII are set forth on Schedule I.

ARTICLE II: PURCHASE AND SALE OF ACQUIRED ASSETS

2.1 Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller agrees to sell, transfer, convey, assign and deliver to Buyer (or an Affiliate of Buyer designated by Buyer), and Buyer agrees to purchase and accept (directly or through an Affiliate of Buyer designated by Buyer) from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, rights and claims of every kind and description of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, and all goodwill associated therewith (collectively, the “Acquired Assets”), in each case, free and clear of all Liens other than Permitted Liens, including (without limitation):

(a) Purchased Contracts. All of Seller’s right, title and interest in, to, and under Contracts, including the Contracts set forth on Schedule 2.1(a) (the “Purchased Contracts”);

(b) Prepaid Expenses. All prepaid expenses of the Business as of the Closing Date;

(c) Intellectual Property. (i) All Intellectual Property, including the names “ADAMSGRAYSON” and “LEGALSOURCE”, the logos associated therewith, and the other Intellectual Property set forth on Schedule 2.1(c), (ii) all documentation and media constituting, describing or relating to such Intellectual Property, including memoranda, models, diagrams, manuals, technical specifications and other records wherever and whenever created, and (iii) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing;

(d) Accounts Receivable and WIP. All Accounts Receivable and WIP as of the Closing Date.

(e) Goodwill. All goodwill and general intangibles (the “Goodwill”) associated with the name, assets, properties and rights of Seller or the Business and all of Seller’s rights (both legal and equitable) to protect its rights and interests;

(f) Certain Equipment and Personal Property. Except as set forth on Schedule 2.2(e), all equipment and personal property, including, without limitation, all servers, data storage devices, systems, networks and other computer assets, hardware, equipment, furniture, supplies, fixtures and other tangible personal property used in the Business, including laptop computers and all technology underlying or enabling Internet sites, systems or networks;

(g) Permits. All Permits and applications therefor held by Seller that may legally be transferred to Buyer;

(h) E-mail Addresses, Websites and Telephone Systems. All e-mail addresses, websites, telephone systems and telephone numbers used in connection with the Business;

(i) Causes of Action, etc. All claims, causes of action and choses in action, other than those described in Section 2.2(i);

(j) Business Proprietary Information. All Business Proprietary Information, including, without limitation, one or more lists and / or databases of temporary employees and / or contractors identified as potential providers of services of the Business (the “Reviewer Database”);

(k) Records and Documentation. All books, records (including financial and accounting records), lists of Customers and prospective customers of the Business, files, working papers, analytical models, work product, correspondence, memoranda and other documentation related to the Business or otherwise related to the assets referred to in this Section 2.1 or the Assumed Liabilities, including any Confidential Records and any item stored in electronic format, in computer or any other means or media; and

(l) Restrictive Covenant Agreements. To the extent assignable, all of Seller’s right, title and interest in, to and under any confidentiality, nondisclosure, noncompetition, nonsolicitation, ownership of work product and other restrictive covenants made by any employee or service provider of Seller for the benefit of Seller. Schedule 2.1(l) sets forth a list of all confidentiality, nondisclosure, noncompetition, nonsolicitation, ownership of work product and other restrictive covenants made by any employee or service provider of Seller for the benefit of Seller which are not assignable.

2.2 Excluded Assets. The purchase of the Acquired Assets by Buyer and sale of the Acquired Assets by Seller contemplated by this Agreement shall not include any of the following assets (which assets shall be referred to as the “Excluded Assets” and shall not constitute part of the Acquired Assets for any purpose):

(a) Cash and Cash Equivalents. Any cash or cash equivalents of Seller;

(b) Marketable Securities. Any marketable securities of Seller;

(c) Certain Contracts. All Contracts set forth on Schedule 2.2(c) (the “Excluded Contracts”);

(d) Employee Benefit Plans. Any rights, books or records in connection with, or assets of, any Employee Benefit Plans;

(e) Certain Equipment and Personal Property. Any equipment, furniture, supplies, fixtures, or other tangible personal property used in the Business and set forth on Schedule 2.2(e);

(f) Certain Claims. Any claims, causes of action and choses in action to the extent (i) solely related to any asset described in Sections 2.2(a) through 2.2(e) above and necessary for Seller to get the benefit of such asset; (ii) available as a defense, counterclaim, cross-claim, offset or third-party claim in connection with any Excluded Liability relating to events occurring prior to the Closing Date; (iii) related to work performed by Seller prior to the Closing Date under Excluded Contracts and not related to any Accounts Receivable or WIP; or (iv) related to any rights of Seller under this Agreement and the Transaction Documents;

(g) Affiliates. Seller’s ownership interest in (i) Adams Grayson FRS LLC, a Delaware limited liability company, and (ii) Adams Grayson Enterprises, LLC, a Delaware limited liability company; and

(h) Certain Receivables. Seller’s rights with respect to all amounts due and owing to Seller from Dewey & LeBouef LLP.

2.3 Liabilities.

(a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing, to assume (i) all accounts payable of Seller as of the Closing Date which are related to the Acquired Assets and were incurred in the ordinary course of the Business, and (ii) all liabilities and obligations of Seller under any Purchased Contract required to be performed after the Closing Date, to the extent that any such liabilities and obligations accrue and first arise after the close of business on the Closing Date for reasons other than any breach, violation, failure to perform or default by Seller (excluding Excluded Liabilities and any liability relating to work performed prior to the close of business on the Closing Date or any other liability which arose or accrued on or prior to the close of business on the Closing Date) (the “Assumed Liabilities”).

(b) Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of whatever nature, whether presently in existence or arising hereafter, including any other liabilities of Seller (or any predecessor of Seller or any current or prior owner of all or part of its businesses and assets) (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement, the term “Excluded Liabilities” includes:

(i) all liabilities or obligations of Seller owing to any Affiliates, Stockholders, directors, officers, employees, former employees, independent contractors, agents, representatives or other personnel of Seller or its agents or representatives;

(ii) all liabilities or obligations relating to any compensation or benefits of, to or with respect to any current or former director, officer, partner, principal, manager, employee, independent contractor, consultant, agent, representative or other personnel (hereinafter “personnel”) of Seller or any Employee Benefit Plans, including in respect of worker’s compensation, wage and hour, independent contractor misclassification, civil rights, discrimination or other claims, charges or complaints brought by any Person (including any Governmental Entity) in connection with labor and employment Laws or otherwise relating to employment by, or provision of services to, Seller, and including all retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, commission, unemployment, partnership or other payments, distributions or benefits payable to or accrued in favor of such Persons, whether or not pursuant to any Employee Benefit Plans and whether or not such Persons become Transferred Personnel or otherwise obtain employment with Buyer or an Affiliate of Buyer;

(iii) all liabilities or obligations relating to any Excluded Asset;

(iv) all liabilities or obligations relating to Seller’s issuance or endorsement of any check, note, draft or instrument;

(v) all liabilities or obligations relating to any claim of any third party arising out of the ownership or operation of the Business or the Acquired Assets prior to the Closing;

(vi) all liabilities or obligations of Seller or the Stockholders for Taxes, including all liabilities or obligations of Seller or the Stockholders for Taxes of any Person (other than Seller or the Stockholders) under Treas. Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor by contract, or otherwise;

(vii) all liabilities or obligations related to the Bank Debt; and

(viii) all liabilities or obligations arising from or relating to the rights of the holders of any shares of capital stock or any other equity interest of Seller or any phantom equity or any options, warrants, subscriptions or other rights, calls or commitments to issue, or any obligations or commitments to purchase, any capital stock or other equity interest of Seller or any securities convertible into or exchangeable for any of the capital stock or other equity interest of Seller.

ARTICLE III: CLOSING; THE PURCHASE PRICE; ALLOCATION

3.1 Closing. The closing of the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, in Chicago, Illinois, or such other location as agreed to by Buyer and Seller, at a time and date to be specified by Buyer and Seller, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing), or at such other time, date and location as Buyer and Seller agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 am on the Closing Date. Seller and Buyer shall conduct the Closing in a way that shall not require personal attendance at the offices of McDermott Will & Emery LLP.

3.2 Purchase Price.

(a) Purchase Price. As consideration for the purchase of the Acquired Assets, and in addition to assuming the Assumed Liabilities, subject to the terms and conditions hereof, Buyer shall pay to Seller, by wire transfer in immediately available funds to the account set forth in Exhibit A or any other account communicated by Seller to Buyer in writing no later than two (2) Business Days prior to the applicable payment date, the amounts listed in (b) through (d) below (as adjusted in accordance with and subject to Section 3.3, the “Purchase Price”).

(b) Closing Date Payment. On the Closing Date, Buyer shall pay to Seller an initial amount (the “Closing Date Payment”) equal to:

(i) Twenty One Million Five Hundred Thousand Dollars ($21,500,000) plus the Closing Adjustment Amount, if the Estimated Net Working Capital Amount is greater than the Net Working Capital Threshold; or

(ii) Twenty One Million Five Hundred Thousand Dollars ($21,500,000) minus the Closing Adjustment Amount, if the Estimated Net Working Capital Amount is less than the Net Working Capital Threshold; or

(iii) Twenty One Million Five Hundred Thousand Dollars ($21,500,000), if the Estimated Net Working Capital Amount is equal to the Net Working Capital Threshold.

For such purposes, the “Closing Adjustment Amount” shall equal the difference (expressed as a positive number), if any, between the Net Working Capital Threshold and the Estimated Net Working Capital Amount.

(c) Closing First Anniversary Payment. On the first anniversary of the Closing Date, and subject to Buyer’s right of setoff pursuant to Section 12.9 hereof, Buyer shall pay to Seller the amount of Five Million Dollars ($5,000,000) together with interest from the Closing Date until the date on which payment is due, which shall accrue from the Closing Date until the date of payment at an annual rate equal to the Prime Rate. If the payment is not paid when due, then interest shall accrue on such unpaid amount at a rate per annum equal to twelve percent (12%).

(d) Closing Second Anniversary Payment. On the second anniversary of the Closing Date, and subject to Buyer’s right of setoff pursuant to Section 12.9 hereof, Buyer shall pay to Seller the amount of Five Million Dollars ($5,000,000) together with interest from the Closing Date until the date on which payment is due, which shall accrue from the Closing Date until the date of payment at an annual rate equal to the Prime Rate. If the payment is not paid when due, then interest shall accrue on such unpaid amount at a rate per annum equal to twelve percent (12%).

3.3 Adjustments to Purchase Price.

(a) Delivery of Closing Statement. Seller shall prepare and deliver to Buyer not less than three (3) Business Days prior to the Closing Date a reasonable good faith estimate of the Net Working Capital Amount as of the Closing Date setting forth in reasonable detail the basis for such determination (the “Closing Statement”). Such estimate shall be subject to reasonable approval by Buyer (such estimate, when so approved, the “Estimated Net Working Capital Amount”). Seller shall provide to Buyer such additional back-up or supporting data relating to the preparation of the Closing Statement and the calculation of the Estimated Net Working Capital Amount as Buyer may reasonably request.

(b) Delivery of Post-Closing Statement. In no event later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of Buyer’s determination of the Net Working Capital Amount as of the Closing Date (the “Actual Net Working Capital Amount”), setting forth in reasonable detail the basis for such determination (the “Post-Closing Statement”). Buyer shall provide to Seller such additional back-up or supporting data relating to the preparation of the Post-Closing Statement and the calculation of the Actual Net Working Capital Amount reflected thereon as Seller may reasonably request.

(c) Acceptance Period; Delivery of Dispute Notice. Seller may, within fifteen (15) days following receipt of the Post-Closing Statement, provide Buyer with written notice (a “Dispute Notice”) of its disagreement with the calculation of the Actual Net Working Capital Amount reflected on the Post-Closing Statement. If no such notice is delivered to Buyer by Seller within such period, the Post-Closing Statement and the calculation of the Actual Net Working Capital Amount reflected thereon shall be binding upon the parties hereto. A Dispute

Notice shall set forth Seller’s determination of the Actual Net Working Capital Amount and, in reasonable detail, the basis for such determination, and shall specify the specific areas of Seller’s disagreement with the Post-Closing Statement and the reasons therefor. Any items set forth on the Post-Closing Statement that Seller does not specify in the Dispute Notice that it disagrees with shall be deemed final and shall be binding upon the parties hereto. Buyer and Seller shall endeavor in good faith to resolve any such disagreement within fifteen (15) days (the “Negotiating Period”) following the delivery by Seller of such Dispute Notice. Any resolution (including any partial resolution) of such a disagreement shall be set forth in a writing executed by Buyer and Seller, and any such resolution shall be binding on the parties hereto.

(d) Determination of Disputes by Neutral Firm. If Buyer and Seller are unable to completely resolve any such disagreement within the Negotiating Period, the unresolved issues (the “Working Capital Dispute”) shall be promptly submitted for resolution to Grant Thornton LLP or, if Grant Thornton LLP is unable or unwilling to serve in such capacity, a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to Buyer and Seller (the “Neutral Firm”). If Buyer and Seller cannot agree upon a Neutral Firm within ten (10) days, the Washington, DC office of the American Arbitration Association shall choose a recognized, reputable and impartial certified public accounting firm (other than a firm that has provided services within the past five (5) years to Buyer, Seller or any of their respective Affiliates) to act as the Neutral Firm. The parties shall instruct the Neutral Firm to (A) promptly (and, to the extent practicable, no later than sixty (60) days after the Neutral Firm’s receipt of such instructions) determine (it being understood that in making such determination, the Neutral Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Seller and Buyer, and not by independent review, only those issues in dispute and (B) render a written report as to the resolution of the Working Capital Dispute which, absent manifest error, shall be conclusive and binding on the parties. In resolving any Working Capital Dispute, the Neutral Firm (x) shall be instructed to comply with the provisions of this Section 3.3(d) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Neither Buyer nor Seller (or any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Neutral Firm without reasonable prior notice (which notice shall provide the other party a reasonable opportunity to participate in such communications or meetings), to Buyer (in the case of Seller) or Seller (in the case of Buyer). The fees and expenses of the Neutral Firm shall be borne one-half (1/2) by Buyer, on the one hand, and one-half (1/2) by Seller, on the other hand.

(e) Post-Closing Reconciliation.

(i) If the Estimated Net Working Capital Amount is greater than the Actual Net Working Capital Amount as finally determined pursuant to Section 3.3(c) or Section 3.3(d), as the case may be, the Reconciliation Payment minus any Reimbursable Amounts shall be paid by Seller to Buyer. If the Estimated Net Working Capital Amount is less than the Actual Net Working Capital Amount as finally determined pursuant to Section 3.3(c) or Section 3.3(d), as the case may be, the Reconciliation Payment plus any Reimbursable Amounts shall be paid by Buyer to Seller. If the Actual Net Working Capital Amount as finally determined pursuant to Section 3.3(c) or Section 3.3(d), as the case may be, is equal to the Estimated Net Working

Capital Amount, unless there are Reimbursable Amounts owed by Buyer to Seller, no payment shall be required under this Section 3.3(e). In either event, payment of the Reconciliation Payment shall be made by wire transfer of immediately available funds within five (5) days of the date in which the Actual Net Working Capital Amount is finally determined pursuant to Section 3.3(c) or Section 3.3(d), as the case may be. The “Reconciliation Payment” shall be equal to the difference (expressed as a positive number), if any, between the Estimated Net Working Capital Amount and the Actual Net Working Capital Amount as finally determined pursuant to Section 3.3(c) or Section 3.3(d), as the case may be.

(ii) If the Reconciliation Payment is not paid when such amount is due, then interest shall accrue on such unpaid amount at a rate per annum equal to twelve percent (12%). The Reconciliation Payment shall be paid by wire transfer of immediately available funds to such account(s) as the recipient designates by written notice at least two (2) days prior to the date such payment is due.

3.4 Purchase Price Payment. All payments of the Purchase Price to Seller (net of Seller’s costs, expenses and Taxes related to the sale of the Business) required to be made pursuant to Section 3.2 or 3.3 hereof are to be allocated among and between each Stockholder based on such Stockholder’s relative percentage of ownership of Adams Grayson Corporation common stock as of the Closing Date, as set forth on Schedule 3.4,

3.5 Allocation. Seller and Buyer hereby agree that the Purchase Price shall be allocated to the Acquired Assets in accordance with Section 1060 of the Code and substantially in the manner set forth on Exhibit G (the “Allocation”). Buyer shall submit a proposed Allocation to Seller which may reflect post-Closing third party valuation advice not more than thirty (30) days after the Closing, and such proposed Allocation shall be subject to consent from Seller, which consent shall not be unreasonably withheld. Seller shall have thirty (30) days from notice of such proposed Allocation to object thereto. Any such objection shall be made by written notice and shall specify, in reasonable detail, the specific areas of Seller’s disagreement with Buyer’s proposed Allocation and the reasons therefor. Any items of Buyer’s proposed Allocation that Seller does not timely object to in accordance with the preceding sentence shall be deemed final and shall be binding upon the parties hereto. Buyer and Seller shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation. Upon payment of any amounts pursuant to Article IX (which shall be treated for Tax purposes as an adjustment to the Purchase Price), Buyer and Seller shall allocate such amounts pursuant to Article IX in accordance with the Allocation, and the parties shall mutually prepare, file and deliver on a timely basis IRS Form 8594 consistent with such Allocation. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall use their commercially-reasonable efforts to preserve the effectiveness of such Allocation. No party hereto shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law. Any dispute related to the Allocation shall be decided in accordance with the procedures set forth in Section 3.3(d).

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing that:

4.1 Organization and Qualification. Seller is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller has delivered to Buyer true, complete and correct copies of its articles of incorporation and bylaws as in effect. Seller has all requisite corporate power and authority to conduct the Business as presently conducted and to own and lease its properties and assets. Schedule 4.1 sets forth each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, and Seller is qualified to do business as a foreign entity and is in good standing in each such jurisdiction.

4.2 Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party have been duly authorized and approved by the Stockholders and the board of directors or similar governing body of Seller, which constitute all necessary actions. This Agreement and the Transaction Documents to which Seller is a party have been or will have been, as the case may be, duly executed and delivered by Seller, and (assuming that this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized, executed and delivered by Buyer) constitute or will constitute, as the case may be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability affecting the rights of creditors and by general equitable principles (the “Enforceability Exception”).

4.3 No Violations or Conflicts. Neither the execution and delivery of, or performance under, this Agreement or the Transaction Documents by Seller nor the consummation by Seller of the transactions contemplated by this Agreement or the Transaction Documents does or will (i) violate any provision of its articles of incorporation or bylaws, (ii) result in a violation or breach of, or constitute a failure to perform, default or an event of default under, or give rise to a right to terminate, accelerate or modify (any such violation, breach, failure to perform, default or event of default or other event or circumstance giving rise to a right to terminate, accelerate or modify shall hereinafter be referred to as a “default”) any indenture, mortgage, bond, contract, license, lease, agreement, Permit, instrument or other obligation to which it is a party or by which it is bound or to which any of its properties or any of the Acquired Assets is subject, (iii) violate any Law, writ, judgment, injunction or court decree to which it or its properties is subject, (iv) result in the creation or imposition of any Lien on any Acquired Asset or (v) result in any party having the right to obtain an injunction barring the performance of any or all of the transactions contemplated by this Agreement or the Transaction Documents.

4.4 Consents and Approvals. Except as otherwise set forth on Schedule 4.4, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement or the applicable Transaction Documents by Seller or the consummation of the transactions contemplated hereby and thereby.

4.5 Ownership. Except as set forth on Schedule 4.5(a), Seller does not own, of record or beneficially, directly or indirectly, any shares of capital stock or other comparable equity interest of any Person. Except as set forth on Schedule 4.5(b), Seller does not have, and has never had, any subsidiaries. Seller is not a party to any agreement relating to the formation of any other Person, and Seller does not have any contractual right or obligation to acquire any direct or indirect equity or ownership interest in or provide financial support to any other Person. LegalSource, LLC is a wholly-owned subsidiary of Adams Grayson Corporation.

4.6 Capitalization. Schedule 4.6 sets forth a true, correct and complete list, as of the date hereof, of (a) all of the stockholders of Seller including, if applicable, any holder of any beneficial interest in any stockholder of Seller, the number of shares of Seller’s capital stock, by class, held by each stockholder, and the related ownership percentage of each such stockholder in Seller, and (b) all outstanding options, warrants, subscriptions or other rights, calls or commitments to issue, or any obligation or commitments to purchase, any capital stock or other equity interest or any securities convertible into or exchangeable for any of the capital stock or other equity interest of Seller, including the names of holders of such rights and the exercise prices and vesting thereof.

4.7 Financial Statements.

(a) Seller has previously delivered to Buyer the Financial Statements and the Interim Financial Statements, which Financial Statements are attached hereto as Schedule 4.7(a)(i) and which Interim Financial Statements are attached hereto as Schedule 4.7(a)(ii). The Financial Statements and the Interim Financial Statements have been prepared on a consistent basis (except, in the case of Interim Financial Statements, for the absence of footnotes) and fairly present in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of Seller as of the dates and for the periods presented therein.

(b) Any projections provided by Seller to Buyer were prepared by Seller in good faith. Such projections were prepared on the basis of the assumptions set forth therein, which Seller believes are fair and reasonable in light of the historical financial performance of Seller and of current and reasonably foreseeable business conditions.

(c) All books, records and accounts of Seller are accurate and complete and are maintained in all material respects in accordance with good business practice and all Laws. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements on a consistent basis and to maintain accountability for the Acquired Assets.

4.8 Assets.

(a) Seller has good and marketable title to all of the Acquired Assets, free and clear of any Liens other than Permitted Liens, excepting leased or licensed assets, as to which Seller has good and marketable title to the leasehold interest or license. The balance sheet included in the Interim Financial Statements (as of its date) accurately and completely reflects the Acquired Assets and the Assumed Liabilities. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or, in the case of assets which are leased or licensed pursuant to Purchased Contracts, a valid leasehold interest or license in, each of the Acquired Assets, free and clear of all Liens other than the Assumed Liabilities. All tangible property included in the Acquired Assets is in good condition, ordinary wear and tear excepted, and is in adequate operating condition for the purposes for which it is used by Seller in the Business.

(b) The Acquired Assets include all right, title and interest in, under and to all of the assets that are used in or that are otherwise necessary to the operation of the Business, and are sufficient for the continued conduct of the Business after the Closing Date in the same manner as the Business is currently being conducted by Seller, and as currently contemplated to be conducted by Seller. No part of the Business is operated by any Person other than Seller. Schedule 4.8 sets forth a list of substantially all equipment and personal property used in the conduct of the Business.

4.9 Accounts Receivable and WIP. Set forth on Schedule 4.9 is a true, complete and correct list of (i) all Accounts Receivable with respect to services rendered by the Business and billed for by Seller as of May 31, 2012 and the aging thereof and (ii) all WIP as of May 31, 2012. All Accounts Receivable and WIP have arisen in connection with bona fide transactions and in respect of services performed in a professional manner in accordance with the terms of the relevant engagement. All Accounts Receivable and WIP have been recorded in the ordinary course of business consistent with past practice. Seller has sent invoices to each Customer listed on Schedule 4.9 for the full amount of all Accounts Receivable listed thereon with respect to such Customer. There is no claim (or any basis for any claim) for nonpayment or offset of any Accounts Receivable or portion thereof, and the Accounts Receivable are collectible in the ordinary course of business consistent with past practice. When any WIP is billed in the ordinary course of business there will be no claim (or any basis for any claim) for nonpayment or offset of such WIP or any portion thereof, and all such WIP will be collectible in the ordinary course of business consistent with past practice. Except as expressly provided for in the applicable Purchased Contract or as set forth on Schedule 4.9, Seller has not granted, or agreed to grant, any rebates, concessions, discounts, write-offs or allowances with respect to any Accounts Receivable, WIP or with respect to any current Customer engagements or proposed engagements.

4.10 Undisclosed Liabilities; Solvency. Seller has no liabilities (whether absolute, accrued, contingent, known or unknown or otherwise), claims, obligations or other Liens, except as disclosed on the balance sheet included in the Interim Financial Statements or on Schedule 4.10 and except for immaterial liabilities (whether absolute, accrued, contingent or otherwise), claims, obligations or other Liens incurred in Seller’s ordinary course of business consistent with past practice. Schedule 4.10 sets forth, separately, (a) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Seller, the repayment obligations for which are secured by any of Seller’s assets, (b) a true, correct and complete list of all other outstanding loans, lines of credit and other indebtedness incurred by Seller, and (c) with respect to each loan described in the foregoing clauses (a) and (b), the amounts due thereunder. Seller is not a party to any bankruptcy proceedings, whether voluntary or involuntary or actual or threatened, and has not made an assignment of its assets for the benefit of any creditor or otherwise. Seller is solvent, and immediately following the consummation of the transactions contemplated hereby, Seller will be solvent.

4.11 Absence of Certain Changes. Except as set forth on Schedule 4.11, since January 1, 2011, Seller has conducted its operations and affairs only in the ordinary course of business, consistent with past practice, including with respect to billing and collection of fees, and has not (a) suffered any material adverse change in its business, operations, prospects or financial condition, (b) incurred any indebtedness (whether material, immaterial, contingent or otherwise) for borrowed money or guaranteed, assumed or endorsed the obligations of any other Person, (c) except in the ordinary course of business consistent with past practice, sold, assigned, leased, transferred or otherwise disposed of any assets, (d) except in the ordinary course of business consistent with past practice, sold, assigned, licensed or abandoned any Intellectual Property, (e) settled or compromised any action, suit or proceeding, whether administrative, civil or criminal, in law or in equity, or before any Governmental Entity, (f) made any capital expenditures or commitments therefor outside the ordinary course of business consistent with past practice in excess of Ten Thousand Dollars ($10,000) individually, or Twenty Thousand Dollars ($20,000) in the aggregate, (g) made any change in any method of accounting or accounting principle, method, estimate or practice, (h) amended or modified its articles of incorporation or bylaws or any other charter documents, (i) increased the compensation payable or to become payable to any personnel of Seller, except in accordance with pre-existing contractual obligations, (j) mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of the Acquired Assets, or any part thereof, (k) taken any other action that would have required the advance written consent of Buyer pursuant to Section 7.1 had such action been taken after the date of this Agreement, or (l) agreed or committed to do any of the foregoing.

4.12 Customer Relations.

(a) To Seller’s knowledge, all relationships between Seller and its Customers are, and will continue to be, good. All services and other work performed by Seller for its Customers has been done in accordance with the terms agreed to by Seller and the Customer, whether a Contract or commitment, and whether oral or written. Seller has not received any notice (formal or informal, oral or written) from any Customer who is a Customer of Seller pursuant to any Purchased Contract of an intention to materially reduce or terminate its relationship with Seller, and Seller has not engaged in any material renegotiation of the terms of any contract between Seller and any such Customer which terms are not yet reflected in the Purchased Contracts. To Seller’s knowledge, no investigation or examination of any Account Receivable or performance of Seller is currently being conducted by any Person who at any time has been a Customer of Seller, and no such investigation or examination has been threatened.

(b) Except as otherwise set forth on Schedule 4.12(b), Seller does not provide any services to (i) any corporation, partnership, or limited liability company that has any class of equity securities that is traded on any stock exchange in the United States, or (ii) any Governmental Entity.

4.13 Contracts and Commitments. Schedule 4.13(a) sets forth a true, complete and correct list of all Customer and vendor contracts and subcontracts, contracts with independent contractors, co-marketing, alliance, joint venture or partnership agreements, real property and personal property leases and other contracts, whether written or oral, of the Business as of the date hereof (as they may be amended or reformed, collectively, the “Contracts”), provided, that none of the following Contracts (other than Customer contracts, teaming, co-marketing, alliance, joint venture or partnership agreements, agreements with subcontractors or personnel of Seller, real property leases and subleases) are required to be identified on Schedule 4.13(a): (1) any Contract that does not involve the payment or receipt of at least Five Thousand Dollars ($5,000) annually or Ten Thousand Dollars ($10,000) in the aggregate; or (2) any Contract relating solely to an Excluded Asset. In the case of oral Contracts, Schedule 4.13(a) sets forth a true, complete and correct summary in reasonable detail of the terms and conditions of all such Contracts. All Contracts (i) between Seller and any Affiliate of Seller, (ii) which contain exclusivity or referral fee provisions and/or (iii) which place restrictions on Seller or any other Person (including restrictions on the ability to engage in any business in any place or to solicit customers or solicit Persons for employment or as independent contractors) are listed on Schedule 4.13(b) and are identified as such, and in the case of the restrictions described in the foregoing clause (iii), such restrictions are summarized in reasonable detail on Schedule 4.13(b). Except as set forth on Schedule 4.13(c), Seller is not in default or breach of any of the Contracts, and, to Seller’s knowledge, no other party to any of the Contracts is in default or breach of any Contract. Each Contract is in full force and effect. Seller has delivered to Buyer a true, complete and correct copy of each written Contract and a written summary of each oral Contract. Seller has not assigned, delegated or otherwise transferred, or entered into any agreement to so assign, delegate or otherwise transfer, any of its rights or obligations with respect to any Acquired Asset. Schedule 4.13(d) sets forth a true, complete and correct list and summary of each outstanding proposal by Seller to provide services to any third party. Except as set forth on Schedule 4.13(d), there have been no oral or written changes to any such proposal.

4.14 Litigation. Except as set forth on Schedule 4.14, there has been, and there currently is, no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending or, to Seller’s knowledge, threatened, against Seller (or any Affiliate, or any current or former personnel of Seller, relating to the business of Seller or its Affiliates), in any court, by any Governmental Entity or any other Person or before any arbitrator or other tribunal and, to Seller’s knowledge, there is no reasonable basis for any such civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding. Seller has not been and is not currently subject to any action, order, writ, judgment, injunction or decree of any Governmental Entity and, to Seller’s knowledge, there is no reasonable basis for Seller to become subject to any such action, order, writ, judgment, injunction or decree by any Governmental Entity.

4.15 Intellectual Property. Except as set forth on Schedule 4.15, Seller does not own any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) Domain Names, (v) unregistered Marks or (vi) Software. Where applicable, the following is provided for each item listed on Schedule 4.15: the registration number, the serial number or other identification, the applicable jurisdiction, and the registration or application date.

(a) Schedule 4.15(a) contains a true, complete and correct list of all licenses, sublicenses or agreements or instruments involving the Intellectual Property of Seller, including (i) licenses by Seller to any Person of any Intellectual Property, and (ii) all licenses by any other Person to Seller of any Intellectual Property (except with respect to generally available “off-the-shelf” software) (each a “License”). Each such License is a valid and binding agreement enforceable in accordance with its terms. With respect to each License, there is no default (or event that with the giving of notice or passage of time could constitute a default) by Seller or, to Seller’s knowledge, the other party thereto. There are no pending claims with respect to any License and, to Seller’s knowledge, no such claims have been threatened.

(b) Except as set forth on Schedule 4.15(b), no Person other than Seller has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof.

(c) Except as disclosed on Schedule 4.15(c), none of Seller, the conduct of the Business by Seller, or the Intellectual Property of Seller has been alleged to have, and none of Seller, the conduct of the Business by Seller, or the Intellectual Property of Seller has, infringed upon, misappropriated or otherwise violated any Intellectual Property or other proprietary information or rights of another Person. There are no pending claims, actions or proceedings contesting or challenging the Intellectual Property or Seller’s use of any Intellectual Property that is owned by another Person and, to Seller’s knowledge, no such claims, actions or proceedings have been threatened. To Seller’s knowledge, no Person, including any current or former personnel of Seller, is infringing upon, misappropriating, or otherwise violating Seller’s rights to the Intellectual Property.

4.16 Compliance with Laws. Seller has been and continues to be in compliance with, and the Business has been operated in compliance with, Seller’s articles of incorporation and bylaws, and in compliance with all Laws. Seller has not received notice from any Governmental Entity or other Person alleging that it is not in compliance with, or that it is in violation of, any Law. Seller has not received notice from any Governmental Entity or other Person of the investigation by such Governmental Entity or other Person and, to Seller’s knowledge, no such investigation has been commenced or is ongoing.

4.17 Properties. Seller does not own and has never owned any real property. The Leased Premises constitute all of the real property necessary for the operation of the Business. Seller enjoys peaceful and undisturbed possession of such property, and such property is free and clear of all Liens other than Permitted Liens. To Seller’s knowledge, the Leased Premises have no defects which could materially impair the day to day use thereof for the conduct of the Business as currently conducted by Seller. Neither Seller nor the landlords under the Leases are in default thereunder, and no facts or circumstances exist which would constitute a default thereunder with the giving of any applicable notice and expiration of any applicable cure period.

4.18 Employee Benefit Plans; ERISA.

(a) Schedule 4.18(a) sets forth a true, complete and correct list of all plans, programs, policies, arrangements, agreements and commitments, including any employee benefit plans (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”) that Seller maintains or has entered into or is obligated under with respect to personnel of Seller that provides or promises compensation, bonuses or other forms of incentive pay, retirement benefits, deferred compensation, severance benefits, welfare benefits, fringe benefits, equity or equity-based compensation or any other benefit or perquisite (collectively, the “Employee Benefit Plans”).

(b) With respect to each Employee Benefit Plan, Seller has provided Buyer with a true and complete copy of the Employee Benefit Plan document and the summary plan description, if applicable, or, if no such document or summary exists, a written description of the Employee Benefit Plan.

(c) Except as set forth on Schedule 4.18(c): (i) no Employee Benefit Plan is subject to Title IV of ERISA; and (ii) Seller has no Employee Benefit Plans that are multiemployer plans within the meaning of Section 3(37) of ERISA. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code (a “qualified plan”) has received or applied for a favorable determination letter and nothing has occurred (or has failed to occur) since the date of the most recent such letter that could reasonably be expected to cause a loss of the qualified status of any such Employee Benefit Plan. There has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA, or Section 4975 of the Code, with respect to any of the Employee Benefit Plans; each of the Employee Benefit Plans has been operated in all material respects in accordance with both its terms and all applicable Laws; no personnel of Seller is liable for, or is reasonably expected to be liable for, Tax penalties (in the form of a twenty percent (20%) excise Tax, early income recognition or both) for failure of any Employee Benefit Plan to satisfy in form or operation the applicable requirements of Section 409A of the Code; and there are no actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to Seller’s knowledge, threatened with respect to any Employee Benefit Plan or, to Seller’s knowledge, against any fiduciary of any Employee Benefit Plan and, to Seller’s knowledge, nothing has occurred (or failed to occur) that could reasonably be expected to give rise to any such claim, action, lawsuit or arbitration.

(d) Except as set forth on Schedule 4.18(d), Seller is not providing, and has no obligation to provide, post-termination health benefits or life insurance coverage to any former personnel of Seller or any of their dependents, former dependents or beneficiaries.

(e) Except as expressly provided herein or as set forth on Schedule 4.18(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) entitle any personnel of Seller to severance pay, or any similar payment, or (ii) except to the extent vesting resulting from a partial termination of a qualified plan occurs due to applicable Law, accelerate the time of payment or vesting or increase the amount of any compensation due under any Employee Benefit Plan.

4.19 Insurance. Schedule 4.19 sets forth a true, complete and correct list, and a summary description of the coverage provided thereby, of all liability insurance policies maintained by Seller or any other Person with respect to Seller, the Acquired Assets, the operations of the Business and its personnel. All of such policies are in full force and effect, and Seller has not received notice of termination or non-renewal of such policies. All premiums due on such insurance policies have been paid. There are no pending claims with respect to Seller, the Acquired Assets, the Business and its personnel under any such insurance policies, and there are no claims as to which the insurers have notified Seller that they intend to deny liability. Seller has not failed to pay any premiums when due with respect to, or otherwise violated the terms of, nor is Seller in default under, any such insurance policy.

4.20 Employment Matters.

(a) Schedule 4.20(a)(i) sets forth a true, complete and correct list of all personnel of Seller (including, wherever applicable, the title, department, location and hire or retention date) and the total compensation (including salary, bonuses and incentive compensation) received with respect to the immediately preceding fiscal year of Seller, current compensation and the number of years of continuous service of each such person and the value of vacation time accrued but not taken by each such individual as of May 31, 2012. None of the personnel of Seller is on a leave-of-absence. Schedule 4.20(a)(ii) sets forth a true, complete and correct list of all former personnel of Seller currently receiving benefits through COBRA.

(b) Except as set forth on Schedule 4.20(b), Seller does not have any current engagement with any Person as a consultant or independent contractor, and Seller does not have any written or oral agreement with any such consultant or independent contractor.

(c) Each personnel of Seller is retained or employed on an at-will basis, and Seller does not have any written or oral agreement with any such personnel that would interfere with (i) Seller’s ability to discharge such personnel without payment of any severance or any other cost or expense or adverse consequences, or (ii) if such personnel is contemplated to become Transferred Personnel, Buyer’s ability to hire such personnel, Seller has not promised or represented to any of its personnel that any of such personnel will be employed or engaged by or receive any particular benefits from Buyer or any of its Affiliates or related entities on or after the Closing Date.

(d) There is no collective bargaining agreement or union contract binding on Seller which covers any personnel of Seller. Seller is under no obligation to negotiate any such agreement with respect to any such individuals, no labor organization or group of personnel of Seller has made a pending demand for recognition or certification, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years.

(e) Seller has complied with all Laws relating to the employment of labor to the extent relating to the Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation and the payment of social security and other Taxes and unlawful discrimination and harassment. There are, and during the past three (3) years there have been, no unfair labor practice charges or complaints, minimum wage or overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge charges or complaints, employee grievances, discrimination claims or workers’ compensation claims pending against Seller, and, to Seller’s knowledge, none have been threatened. No notice has been received by Seller within the past three (3) years of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of Seller, and, to Seller’s knowledge, no such investigation is in progress. Except as set forth on Schedule 4.20(e), Seller has not incurred any liability, and no facts exist that would be likely to give rise to any liability, in connection with the classification by Seller of any individual as an independent contractor.

(f) There are no outstanding orders or charges against Seller under any occupational health or safety legislation and, to Seller’s knowledge, none have been threatened. All material levies, assessments and penalties made against Seller related to the Business pursuant to all applicable workers compensation legislation as of the date hereof have been paid by Seller, and Seller has not been reassessed under any such legislation.

(g) Each individual employed by Seller in the United States has presented legal proof of his or her identity and authorization to work in the United States for Seller and is either (i) a U.S. citizen or lawful permanent resident or (ii) a nonimmigrant possessing a current, valid authorization issued by U.S. Citizenship and Immigration Services permitting employment by Seller.

4.21 Taxes.

(a) All Tax Returns required to be filed by or on behalf of Seller have been timely filed with the appropriate taxing authorities, and all such Tax Returns are complete and accurate. All Taxes due from Seller, whether or not shown on any Tax Return, have been paid in full or an adequate provision has been made on the Financial Statements for any such Taxes which are not yet due or which are being contested in good faith. Seller is not currently the beneficiary of, and has not requested, any extension of time within which to file any Tax Return which has not yet been filed. Schedule 4.21 contains a true, complete and correct list of all jurisdictions in which Seller is required to file any Tax Return, and no claim has ever been made by any Governmental Entity in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by, or be required to file Tax Returns in, that jurisdiction. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any personnel, creditor, stockholder or other third party.

(b) There is no audit, examination, claim, assessment, deficiency, or refund litigation pending or threatened with respect to any Taxes of or with respect to Seller. All Taxes due with respect to completed and settled examinations or concluded litigation relating to Seller have been paid in full or adequate provision has been made for any such Taxes on the Financial Statements. Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. No rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any relevant Governmental Entity with respect to Seller. Seller is not a party to or bound by any Tax allocation, Tax sharing or other similar agreement, and Seller has no liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise. There are no Liens for Taxes on any of the Acquired Assets, other than Liens for Taxes not yet due.

(c) Seller has delivered to Buyer correct and complete copies of all of the following: (i) U.S. federal income Tax Returns filed by Seller for the years 2008, 2009, 2010 and 2011; (ii) state income Tax Returns filed by Seller for the years 2008, 2009, 2010 and 2011; (iii) all real and personal property Tax Returns filed by Seller for the years 2008, 2009, 2010 and 2011; and (iv) payroll Tax Returns filed by Seller for the years 2008, 2009, 2010 and 2011.

(d) Seller has neither made nor is obligated (or is a party to any agreement under which it could be obligated) to make any payments that are or will not be deductible under Section 280G of the Code.

(e) Except as set forth on Schedule 4.21(e), Seller has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return during the past seven (7) years, and Seller does not have any liability for the Taxes of any Person (other than Seller) under Treas. Reg. Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract, or otherwise.

(f) Seller has not been and is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the withholding, depositing or reporting of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3102, 3401 and 3406 of the Code or similar provisions under any Law). Seller has duly and timely withheld from salaries, wages and other compensation and reported and deposited with the appropriate taxing authorities all amounts required to be so withheld, reported and/or deposited for all periods under applicable Law.

4.22 Relationships with Related Persons. Except as set forth on Schedule 4.22, no Affiliate or personnel of Seller, nor any spouse or child or other family member of any of them, or any Person associated with any of them (each of the foregoing, a “Related Person”), has any interest in any of the Acquired Assets. Except as set forth on Schedule 4.22 and with respect to employment and compensation arrangements with personnel in the ordinary course of business consistent with past practice which are otherwise disclosed hereunder, no Related Person is a party to any contract, agreement or arrangement with, or has any claim or right against, or owes any amounts to, Seller. All loans, payables and other amounts due to or from a Related Person, on the one hand, and Seller and/or its Affiliates, on the other hand, are listed on Schedule 4.22.

4.23 Permits. Schedule 4.23 sets forth a true, complete and correct list of all material approvals, permits, certificates, qualifications, authorizations, licenses, franchises, consents, orders and registrations of all Governmental Entities and any other Person which are necessary for Seller to conduct the Business (collectively, the “Permits”). Except as set forth on Schedule 4.23, the Permits are valid and in full force and effect, and no Permits will be terminated as a result of the transactions contemplated by this Agreement or the Transaction Documents. Seller is in compliance with the terms of the Permits and no material violations are or have been recorded in respect of any Permit. No proceeding is pending or, to Seller’s knowledge, threatened to revoke, suspend, modify or limit any Permit.

4.24 Illegal Payments. Neither Seller nor, to Seller’s knowledge, any personnel of Seller, or any other Person on behalf of Seller, has made or authorized, directly or indirectly, any payment of funds of, or relating to, Seller which is prohibited by any Law, including Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

4.25 No Other Representations and Warranties. Except as expressly set forth in this Agreement, Buyer acknowledges that neither Seller nor the Stockholders, or any employee or agent acting on their behalf, have made or are making, for the benefit of Buyer, any representations and warranties whatsoever regarding the subject matter of this Agreement, whether written or oral, expressed or implied, and that Buyer is not relying and has not relied upon any such representations and warranties regarding the subject matter of this Agreement.

4.26 Brokers and Finders. Except as set forth on Schedule 4.26, no broker or finder has acted for Seller or its Affiliates or personnel of Seller in connection with this Agreement or any Transaction Document or the transactions contemplated hereunder or thereunder, and no broker or finder retained by Seller or its Affiliates or personnel of Seller is entitled to any brokerage or finder’s fee with respect to this Agreement or any Transaction Document or such transactions.

4.27 Environmental, Health and Safety Matters. Seller has at all times complied and is in compliance with all Environmental, Health and Safety Requirements.

4.28 No Separate Arrangement. Except as set forth on Schedule 4.28, neither Seller nor any Stockholder has entered into any Contract or arrangement for the distribution of, does not intend to distribute, and represents and warrants that it will not distribute, any proceeds from that portion of the Purchase Price allocated to such Seller or Stockholder or any adjustment thereto, directly or indirectly, to any employees of Seller or Buyer.

4.29 Unauthorized Practice of Law. To Seller’s knowledge, neither Seller nor any Stockholder has engaged in the unauthorized practice of law on Seller’s behalf (including, as defined in Rule 49 of the District of Columbia Court of Appeals, as modified by Opinion 21-12 issued by the DC Court of Appeals Committee on the Unauthorized Practice of Law on January 12, 2012, the “Unauthorized Practice of Law”).

ARTICLE V: REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS

5.1 Additional Representations, Warranties and Covenants of the Stockholders. In furtherance of the covenants and agreements contained herein, each Stockholder, severally and not jointly, hereby represents and warrants to Buyer that: (a) such Stockholder has all necessary power and authority to execute, deliver and perform such Stockholder’s obligations hereunder; (b) this Agreement constitutes the legally valid and binding obligation of such Stockholder, subject to the Enforceability Exception; (c) neither the execution and delivery of, or performance under, this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated by this Agreement or the applicable Transaction Documents does or will (i) result in a violation or breach of, or constitute a default or an event of default under, any mortgage, bond, contract, license, lease, agreement, permit, instrument or other obligation to which such Stockholder is a party or by which such Stockholder is bound or to which any properties of such Stockholder related to the Business (if any) are bound, which violation, breach or default would impair the ability of such Stockholder to comply with such Stockholder’s obligations hereunder, or (ii) violate any Law, writ, judgment, injunction or court decree to which such Stockholder or such Stockholder’s properties related to the Business (if any) are subject, which violation, breach or default would impair the ability of such Stockholder to comply with such Stockholder’s obligations hereunder; (d) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by such Stockholder in connection with the execution, delivery or performance of this Agreement by such Stockholder, or the consummation by such Stockholder, as applicable, of the transactions contemplated by this Agreement, the absence of which would impair the ability of such Stockholder to comply with such Stockholder’s obligations hereunder; (e) such Stockholder does not personally hold any right, title or interest of any kind in, to or under (i) any Acquired Asset or (ii) Intellectual Property or other asset of or used in the Business and of a type contemplated under Section 2.1; and (f) Schedule 4.28 sets forth all transaction bonus or payments required or intended to be made in conjunction with the Closing of the transactions contemplated by this Agreement. To the extent such Stockholder has or obtains any right, title or interest of any kind in, to or under (A) any Acquired Asset or (B) to the extent not otherwise an Acquired Asset hereunder, any Purchased Contract, Intellectual Property or other asset of or used in the Business and of a type contemplated under Section 2.1, such Stockholder hereby conveys all such right, title and interest to Buyer, free and clear of all Liens other than Assumed Liabilities, as of the Closing Date, and such Stockholder agrees to take any further action and execute, deliver, file and record any document as reasonably requested by Buyer or as may be reasonably necessary or desirable to effectuate such conveyance. For the avoidance of doubt, any such right, title and interest shall be considered an “Acquired Asset” for all purposes under this Agreement. In the event that any Stockholder fails to take any action or execute, deliver, file or record any document as reasonably requested by Buyer pursuant to this Section 5.1 within ten (10) days of notice from Buyer, Buyer may take such action or execute, deliver, file or record such document on behalf of such Stockholder, for which purpose such Stockholder hereby irrevocably appoints Buyer as its attorney-in-fact, which appointment is coupled with an interest. Each Stockholder hereby further agrees (x) to cause Seller to comply with its covenants under this Agreement and (y) not to take or fail to take any action that could reasonably be expected to result in the breach of any such covenant.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and the Closing Date that:

6.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to conduct its business as presently conducted and to own and lease its properties and assets. Buyer is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification.

6.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement and the Transaction Documents to which Buyer is a party have been or will have been, as the case may be, duly executed and delivered by Buyer and (assuming that this Agreement and the Transaction Documents to which Seller and each Stockholder is a party have been duly authorized, executed and delivered by Seller and each such Stockholder) constitute or will constitute, as the case may be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Enforceability Exception.

6.3 No Violations or Conflicts. Neither the execution and delivery of, or performance under, this Agreement or the Transaction Documents by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement or the Transaction Documents does or will (a) violate any provision of its organizational or governing documents, (b) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond, contract, license, lease, agreement, permit, instrument or other obligation to which it is a party or by which it is bound or to which any of its assets is bound or (c) violate any Law, writ, judgment, injunction or court decree to which it or its properties is subject.

6.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the applicable Transaction Documents by Seller and the Stockholders or the consummation of the transactions contemplated hereby and thereby.

6.5 Brokers and Finders. No broker or finder has acted for Buyer or its Affiliates in connection with this Agreement or any Transaction Documents or the transactions contemplated hereunder or thereunder and no broker or finder retained by Buyer or its Affiliates is entitled to any brokerage or finder’s fee with respect to this Agreement or any Transaction Documents or such transactions.

ARTICLE VII: COVENANTS

7.1 Conduct of Business. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article XI, Seller shall conduct the Business only in the ordinary course consistent with past practice and in accordance with Law, including preserving intact the Acquired Assets, goodwill and relationships of Seller with all Customers, personnel of Seller and other Persons having business relationships with Seller, and maintaining the books and records of Seller. Without limiting the foregoing, from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, Seller shall not do any of the following, except as required or expressly permitted pursuant to the terms hereof or as Buyer shall have consented to in writing in advance:

(a) enter into (or terminate or amend, modify or waive any term of) any material transaction, or any Customer contract, subcontract (whether as the prime contractor or subcontractor), teaming agreement, or any similar contract or arrangement, in each case other than in the ordinary course of business consistent with past practice and less than Fifty Thousand Dollars ($50,000);

(b) renew, terminate, amend, modify or waive any term of the Leases;

(c) mortgage, pledge or subject any of the Acquired Assets, or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

(d) enter into any new (or terminate or amend, modify or waive the terms of any existing) employment, severance or consulting agreement or any Employee Benefit Plan, grant any general increase in the compensation or benefits of personnel of Seller (including any such increase pursuant to any Employee Benefit Plan), grant any increase in the compensation or benefits payable or to become payable to any personnel of Seller, or terminate any personnel of Seller or hire any new personnel of Seller, in each case other than in the ordinary course of business consistent with past practice;

(e) commit to make any capital expenditure in excess of Ten Thousand Dollars ($10,000) individually, or Twenty Thousand Dollars ($20,000) in the aggregate;

(f) incur, assume, prepay or guarantee any indebtedness (whether material, immaterial, contingent or otherwise), other than in the ordinary course of business consistent with past practice;

(g) pay, lend, or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement, arrangement or transaction with, any of Seller’s Affiliates;

(h) fail to keep in full force and effect the insurance policies set forth on Schedule 4.19 or insurance that is comparable in amount, credit quality and scope of coverage to such policies;

(i) make any change in any method of accounting or accounting principle, method, estimate or practice;

(j) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement relating to Taxes, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case relating to the Business;

(k) settle, compromise, release or forgive any claim, cause of action, litigation or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any Governmental Entity, or waive any right;

(l) sell, transfer or otherwise dispose of any of the Acquired Assets;

(m) sell, assign, license or transfer any of the Intellectual Property;

(n) change banking or safe deposit arrangements;

(o) change the methods of management or operation of the Business, including its Customer billing practices;

(p) take any action that would result in, or be reasonably likely to result in, any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VIII not being satisfied or any of the representations and warranties in Article IV being untrue;

(q) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, cash equivalents, securities or other property) in respect of, any of its capital stock, or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; or

(r) agree or commit to do any of the foregoing.

7.2 Access to Information. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article XI, Buyer shall be entitled, through its personnel and those of its Affiliates, to enter upon and make such reasonable investigation of the assets, properties, business and operations of Seller and its Affiliates to the extent they relate to the Business or the Acquired Assets, and such examination of the books and records, financial condition and operations of the Business as Buyer may reasonably request and to discuss the affairs, finances and accounts of the Business with the personnel of the Business. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article XI, Seller shall promptly inform Buyer of any and all matters (except for immaterial matters) that may arise affecting the business and operations of Seller.

7.3 Cessation of Business. From and after the Closing, Seller shall cease to conduct the Business.

7.4 Performance of Excluded Liabilities. Seller shall timely pay or perform when due the Excluded Liabilities, including, without limitation, the management and payment of final payroll for all services rendered prior to the Closing Date (which, for the avoidance of doubt, shall include amounts owed to Seller’s employees with respect to deferred compensation, bonuses, earned but unused vacation and other employee benefits which are Excluded Liabilities) and related tax withholding and payment and performing all other obligations with respect to its personnel in accordance with Section 7.10.

7.5 Receipt of Property Relating to Acquired Assets.

(a) If, after the Closing, Seller or any of its Affiliates or personnel of Seller, or any other Person acting for or in concert with any of the foregoing Persons, shall receive any money, check, note, draft, instrument, payment or other property relating to or as proceeds of the Acquired Assets or the Assumed Liabilities or any part thereof, Seller shall cause such Person to receive all such items in trust for, and as the sole and exclusive property of, Buyer and, promptly upon receipt thereof, Seller shall notify Buyer in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to Buyer in the manner specified by Buyer.

(b) If Buyer or any of its Affiliates or personnel of Seller, or any other Person acting for or in concert with any of the foregoing Persons, shall receive any money, check, note, draft, instrument, payment or other property relating to or as proceeds of the Excluded Assets or the Excluded Liabilities or any part thereof, Buyer shall cause such Person to receive all such items in trust for, and as the sole and exclusive property of, Seller and, promptly upon receipt thereof, shall notify Seller in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to Seller in the manner specified by Seller. For purposes of implementing this Section 7.5, if any check or other payment is received from a Person that references an invoice or exactly matches the amount owed under that invoice, the payment will be applied to that invoice. If the payment does not reference or match an invoice, Buyer will contact the payor. If for any reason the payor does not give direction as to application of the payment, it will be applied to the oldest outstanding invoice first, the next oldest outstanding invoice second, and so forth.

7.6 WIP and Accounts Receivable.

(a) As soon as practicable following the Closing Date and in any event within five (5) days thereafter, Seller shall deliver to Buyer:

(i) a list of all Accounts Receivable and copies of all invoices related thereto, organized by Customer, reflected on the books and records of Seller as of the Closing Date with respect to services rendered and billed by Seller as of the Closing Date, and a certificate signed by an executive officer of Seller, dated as of the date of delivery of such list, certifying that such list is true, complete and correct as of the Closing Date and that (A) all Accounts Receivable of Seller reflected on such list were recorded in the ordinary course of business consistent with past practice and Seller is not aware of any claim (or any basis for any claim) for nonpayment of any such Account Receivable, and (B) Seller has sent invoices to each Customer on the list of Accounts Receivable for the full amount of all Accounts Receivable with respect to such Customer; and

(ii) a list of all WIP, organized by Customer, reflected on the books and records of Seller as of the Closing Date and attributable to services provided by Seller, and a certificate signed by an executive officer of Seller, dated as of the date of delivery of such list, certifying that such list is true, complete and correct as of the Closing Date and that all WIP has been performed in accordance with the terms of the relevant engagement.

(b) From and after the Closing, Buyer shall have the sole authority to bill and collect WIP and Accounts Receivable and Seller shall not instigate or threaten to instigate any claims or litigation in connection with such collection efforts.

7.7 Mutual Cooperation. After the date hereof, Seller will use its reasonable efforts to provide to Buyer, and Buyer will use its reasonable efforts to provide to Seller (the party providing such records or information or making available such personnel, the “providing party,” and the party or parties requesting such records, information or personnel, the “requesting party”) such records and information and to make available to the requesting party such personnel, in each case as may be reasonably requested in writing by the requesting party, for the purpose of reasonably assisting the requesting party in responding to governmental or professional inquiries, making required governmental filings or defending or prosecuting any action or other proceeding relating to or arising out of the conduct of the Business prior to or after the Closing Date, involving any Person; provided, however, that (a) the requesting party shall promptly reimburse the providing party for any reasonable out-of-pocket expenses incurred by the providing party in connection with the provision of any such assistance (including reasonable legal fees and disbursements), but the requesting party shall not be responsible to reimburse the providing party for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the providing party to its Affiliates or related entities or their respective stockholders and personnel while such Persons are providing any such assistance, and (b) no providing party shall be required to (i) provide information, records or personnel under circumstances which the providing party believes in its sole reasonable determination may expose it to liability to any Person or may prejudice any commercial, legal or other interest of the providing party or (ii) take any action that, in the providing party’s sole determination, unreasonably interferes with its business.

7.8 Insurance Tails. Seller shall, as promptly as practicable, obtain a “tail” of not less than three (3) years, at Buyer’s expense, on Seller’s employment practices liability insurance policy to cover claims or potential claims arising from acts or omissions occurring prior to the Closing Date. Such coverage shall be maintained until the third (3rd) anniversary of the Closing Date, on terms reasonably acceptable to Buyer. Seller warrants that it is in compliance with policy terms and conditions and that there are not impediments to Seller’s ability to exercise the extended reporting option under the employment practices liability insurance policy. Seller agrees to use best efforts to add Buyer as an additional insured to its general liability insurance policy in order to provide coverage thereunder for claims or potential claims arising from acts or omissions occurring prior to the Closing Date. Seller further agrees to keep its professional and general liability insurance policies in full force and effect, without any lapses in coverage, until the Closing Date. Seller shall maintain the same terms and conditions with respect to such professional and general liability insurance policies in order to provide coverage thereunder for claims or potential claims arising from acts or omissions occurring prior to the Closing Date. Seller will immediately notify Buyer of any attempt by underwriters to modify, cancel or non-review the aforementioned policies prior to the Closing Date.

7.9 Satisfaction of Conditions Precedent. During the period commencing on the date of this Agreement and ending on the earlier of the Closing Date and the termination of this Agreement pursuant to Article XI, each of the parties hereto shall act in good faith to satisfy, or cause to be satisfied, all the conditions precedent to each party’s obligation to consummate the transactions contemplated hereby and shall not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

7.10 Employment of Personnel of Seller and Related Matters.

(a) Prior to the Closing Date, Buyer will, or will cause one of its Affiliates to, offer employment to the individuals listed on Schedule 7.10(a) in accordance with the terms and conditions generally applicable to similarly situated personnel of Buyer and its Affiliates, which offers shall be subject to Buyer’s satisfaction with the results of pre-employment procedures (including background checks), with such employment commencing the day after the Closing Date. Buyer’s or such Affiliate’s employment of any such personnel shall be on an “at-will” basis. Such offers of employment to such personnel will be contingent upon their agreement to restrictive covenants, including with respect to non-solicitation, non-hire and confidentiality, that are consistent with such covenants as are generally applicable to Buyer’s or such Affiliate’s personnel of a similar level of seniority (“Restrictive Covenants”). Such personnel who accept such offer, execute all required documents and begin employment with Buyer or one of its Affiliates as of the Closing Date are referred to hereunder as “Transferred Personnel.” Prior to the Closing Date, Buyer and Seller shall reasonably cooperate to coordinate the employment of the Transferred Personnel by Buyer or one of its Affiliates and the termination of any employment or other retention arrangement and any noncompetition or other employment restriction of each Transferred Personnel with Seller.

(b) With respect to each Transferred Personnel, Seller hereby waives and releases each such individual, for such period (and only such period) as such individual is employed by Buyer or an Affiliate or permitted assign of Buyer, from any and all contractual, common law or other restrictions enforceable by Seller on the employment, activities or other conduct of such individuals after the termination of their employment or other retention arrangements, as applicable, with Seller (other than any obligations arising under or relating to a Purchased Contract and any obligation not to disclose confidential information of Seller and its Customers to Persons other than Buyer and its Affiliates).

(c) Seller shall be solely responsible for any and all liabilities in respect of personnel of Seller, including the Transferred Personnel and, in each case, their beneficiaries and dependents, relating to or arising out of or in connection with (i) the employment or retention or the actual or constructive termination of employment of or retention arrangement with any personnel by Seller (including in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under or with respect to, the failure to participate in or to accrue compensation under or with respect to, any Employee Benefit Plans and all other liabilities under and with respect to the Employee Benefit Plans, and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, commissions, retention payments, vacation or sick pay or other compensation or payroll items (including deferred compensation) as of the Closing. Seller shall be solely responsible for complying with, and hereby covenants to comply with, and Buyer shall have no liability in respect of, any obligations with respect to Seller’s personnel under the Worker Adjustment and Retraining Notification Act of 1988, as amended, if applicable, and, except to the extent otherwise specifically required by applicable Law, any obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) in respect of each of Seller’s personnel who incur a “qualifying event” on or before the Closing Date or as a result of the transactions contemplated hereby. Seller shall provide evidence satisfactory to Buyer that, as of the Closing Date, all obligations to personnel of Seller (including the Transferred Personnel) for retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment, partnership and other payments, distributions and benefits accrued up to and including the Closing Date (in each case as applicable), and all contributions (voluntary or otherwise) to any payments under any Employee Benefit Plans (including a pro rata contribution for the current fiscal year through the Closing Date under Seller’s 401(k) Plan and a pro rata matching contribution in respect of contribution made by Seller’s personnel under Seller’s 401(k) Plan through the Closing Date, to the extent such 401(k) Plan provides for matching contributions by Seller), have been duly paid by Seller. Seller shall be solely responsible for any severance costs for personnel of Seller who do not accept Buyer’s offer of employment or are not otherwise employed by Buyer.

(d) Effective as of the Closing Date, Seller shall cause each of the Transferred Personnel to be fully vested in his or her account and benefits under all Employee Benefit Plans.

(e) Through the last day of the calendar month in which the Closing occurs, Seller, at Seller’s expense (which amounts shall be reimbursed by Buyer to the extent that the applicable Employee Benefit Plans do not otherwise provide for coverage through the end of the month in which the participant terminates employment) (such amounts, if any, the “Reimbursable Amounts”), agrees to continue to provide coverage under any Employee Benefit Plans that are welfare benefit plans (as defined in section 3(1) of ERISA) to any Transferred Personnel who were covered under the applicable Employee Benefit Plans immediately prior to the Closing. To the extent that such Employee Benefit Plans do not otherwise provide for coverage through the end of the month in which a participant terminates employment, Buyer shall reimburse Seller for the actual out-of-pocket costs incurred by Seller with respect to such continued coverages.

(f) Each of the Transferred Personnel shall be given credit for all service as an employee under all employee benefit plans, programs and policies of Buyer in which such Transferred Personnel become eligible to participate for purposes of eligibility, vesting, benefit accrual and entitlement (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes; provided, however, that no Transferred Personnel shall be given any credit for service under any employee pension benefit plan, including any defined benefit plan or any 401(k) plan. Buyer shall cause each employee benefit plan in which Transferred Personnel are eligible, to the extent permissible, to participate to (i) waive any preexisting condition limitations, waiting periods and actively at work requirements under such plans and (ii) honor any deductible, co-payment and other out of pocket expenses incurred by such Transferred Personnel and their beneficiaries under the applicable medical, health or dental plans of Seller during the portion of such calendar year preceding the hiring of such Transferred Personnel by Buyer. If any such Transferred Personnel become eligible to participate in a group term life insurance plan maintained by Buyer in the year in which the Closing Date occurs, Buyer shall use its commercially reasonable efforts to cause such plan to waive any medical certification for such Transferred Personnel.

(g) Nothing in this Section 7.10, expressed or implied, shall confer upon any current or former personnel of Seller or its Affiliates (including the Transferred Personnel and other personnel of the Business) any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Section 7.10. No provision of this Section 7.10 is intended, and shall not be interpreted as, an amendment of any Employee Benefit Plan or any employee benefit plan program, policy or arrangement of Buyer or any of its Affiliates. It is expressly agreed that the provisions of this Section 7.10 are not intended to be for the benefit of, or otherwise be enforceable by, any third party, including any Transferred Personnel or any other personnel of the Business not party to this Agreement.

7.11 Certain Consents. If any consent required hereunder is not obtained, or if an attempted assignment of an Acquired Asset subject to any such consent would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, then, without limiting any other rights Buyer may have hereunder in respect of such failure, Seller and Buyer shall cooperate in a mutually agreeable arrangement, to the extent feasible, under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto, provided that any liability or obligation that arises from the failure to obtain such required consent shall be an Excluded Liability hereunder.

7.12 No Affiliation. Seller shall not, and shall not permit any of its Affiliates to, (a) hold itself, himself or herself, as applicable, out as personnel of Buyer or any of its Affiliates or related entities (except, after the Closing, for any Transferred Personnel who obtain such positions, in each case for so long as such individual is associated with Buyer or any of its Affiliates in such capacity) or (b) represent to any third party that any partnership, joint venture, fiduciary relationship or agency relationship exists with Buyer or any of its Affiliates or related entities, including, in each case of the foregoing clauses (a) and (b), in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

7.13 Tax Cooperation; Allocation of Taxes.

(a) Buyer agrees to furnish or cause to be furnished to Seller and the Stockholders, and Seller and the Stockholders agree to furnish or cause to be furnished to Buyer, in each case upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller and / or the Stockholders (or their successors and assigns) shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and the Stockholders shall cooperate with Buyer, and Buyer shall cooperate with Seller and the Stockholders, in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets or the Business.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations (including the District of Columbia Ballpark Tax) levied with respect to any Acquired Assets for a taxable period which includes (but does not end on) the Closing Date, whether or not imposed or assessed before or after the Closing Date, shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller and / or the Stockholders shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Taxes, Buyer or Seller, as applicable, shall present a statement to the other party setting forth the amount of reimbursement to which it shall be entitled under this Section 7.13(b) upon payment of such bill, together with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Payment of such reimbursement amount shall be made by the party owing it to the party to which it is owed within ten (10) days after delivery of such statement. In the event that Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section 7.13(b), the other party shall make such reimbursement promptly, but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller. Buyer shall cooperate with Seller, and Seller shall cooperate with Buyer, with respect to the provision of any appropriate resale exemption certifications and other similar documentation. Seller shall make the filings, reports, or returns with respect to any applicable Transfer Taxes, and Buyer shall cooperate with respect thereto as necessary.

7.14 Additional Purchased Contracts. Between the date hereof and the Closing, Buyer may, in its sole discretion and upon written notice to Seller, determine to amend Schedule 2.1(a) to add to Schedule 2.1(a) any Customer contract, including any Customer contract entered into by Seller between the date hereof and the Closing pursuant to (and in accordance with) Section 7.1(a), and any such contract shall be deemed a “Contract” and a “Purchased Contract” for all purposes under this Agreement. Similarly, between the date hereof and the Closing, Buyer may in its sole discretion and upon written notice to Seller, determine to amend Schedule 2.2(c) to add to Schedule 2.2(c) any Contract entered into by Seller between the date hereof and the Closing, and any such Contract shall be deemed an “Excluded Contract” for all purposes under this Agreement.

7.15 Migration. Prior to the Closing Date, Seller shall cause any Intellectual Property, Business Proprietary Information, the Reviewer Database and any other electronic data not residing on Acquired Assets or held by any third party to be migrated to such equipment of Buyer as Buyer may reasonably request.

7.16 Further Assurances. At the Closing and from time to time thereafter, Seller and the Stockholders shall, and shall cause their respective Affiliates and personnel (as applicable) to, execute, deliver, file and record any and all agreements, instruments, certificates or other documents and take such other actions as reasonably requested by Buyer or as may be reasonably necessary or desirable to consummate or implement expeditiously the transactions contemplated by this Agreement. Without limiting the foregoing, Seller shall promptly (a) execute and deliver such document and take such further actions as may be required to change the Company’s name and, subject to the License Agreement, terminate any and all of the Company’s assumed name filings containing the names “Adams Grayson” or “LegalSource” or any derivative thereof, and (b) perform all other actions reasonably requested by Buyer to vest, establish and confirm ownership of the Acquired Assets, including Accounts Receivable, WIP, Purchased Contracts and Intellectual Property, in Buyer (or an Affiliate of Buyer), and enable Buyer, or an Affiliate of Buyer, as the case may be, to enjoy the benefit of the Acquired Assets, including providing cooperation and assistance in obtaining Patents, Copyrights and Marks in the United States and in foreign countries in connection with the Intellectual Property. In the event that Seller fails to take any action or execute, deliver, file or record any document as requested by Buyer pursuant to this Section 7.16 within ten (10) days following notice from Buyer, Buyer may take such action or execute, deliver, file or record such document on behalf of Seller, for which purpose Seller hereby irrevocably appoints Buyer as its attorney-in-fact, which appointment is coupled with an interest.

7.17 Distribution of Purchase Price. Seller and the Stockholders agree to complete a certification request sent by Buyer upon receipt and distribution of the Purchase Price, attesting to the allocation and distribution as contemplated in Section 3.4 and Section 4.28 and shall provide Buyer with reasonable access to any and all books and records in order to verify such certification.

ARTICLE VIII: CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligations. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to no Law having been enacted, entered, promulgated or enforced by any Governmental Entity prior to the Closing that prohibits or prevents the consummation of the transactions contemplated hereby.

8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a) Seller and each Stockholder shall have performed and complied with the covenants and obligations required to be performed by Seller or such Stockholder, as applicable, under this Agreement on or prior to the Closing Date.

(b) The representations and warranties of Seller and each Stockholder contained in this Agreement and in any Transaction Document which are qualified by materiality or material adverse effect shall be true in all respects as of the date hereof and at and as of the Closing Date, except for those representations and warranties that address matters as of a specific date, which shall be true at and as of such date. All other representations and warranties of Seller and each Stockholder contained in this Agreement shall be true as of the date hereof and in all material respects at and as of the Closing Date, except for those representations and warranties that address matters as of a specific date, which shall be true in all material respects as of such date.

(c) At the Closing, Seller shall have delivered to Buyer:

(i) a certificate, in form and substance reasonably satisfactory to Buyer, signed by an executive officer of Seller, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.2(a), 8.2(b), and 8.2(d) as of the Closing Date (the “Seller’s Certificate”);

(ii) a certificate, in form and substance reasonably satisfactory to Buyer, signed by the Secretary of Seller, dated as of the Closing Date (the “Secretary’s Certificate”): (1) certifying as to the following: (A) the resolutions (or written consent) of Seller’s board of directors and all of the Stockholders authorizing and approving this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby; (B) the articles of incorporation of Seller as in effect on the Closing Date; (C) the bylaws of Seller as in effect on the Closing Date; and (D) the signatures and incumbency of the individual(s) signing this Agreement and the Transaction Documents on behalf of Seller; and (2) signed by an officer of Seller certifying the signature and incumbency of the Secretary of Seller;

(iii) a certificate issued by the District of Columbia Department of Consumer and Regulatory Affairs as to the good standing of Seller as of a date no earlier than fifteen (15) days prior to the Closing Date;

(iv) the Bills of Sale, executed by Seller;

(v) the Assignment and Assumption Agreement, executed by Seller;

(vi) an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code (the “FIRPTA Affidavit”);

(vii) a domain name assignment agreement substantially in the form of Exhibit D hereto (the “Domain Name Assignment Agreement”), transferring the Domain Names of Seller to Buyer or an Affiliate of Buyer designated by Buyer, executed by Seller;

(viii) a trademark assignment agreement substantially in the form of Exhibit E hereto (the “Trademark Assignment Agreement”), transferring the Marks of Seller to Buyer or an Affiliate designated by Buyer, executed by Seller;

(ix) a license agreement substantially in the form of Exhibit F hereto (the “License Agreement”), permitting Adams Grayson FRS LLC, a Delaware limited liability company and Adams Grayson Enterprises LLC, a Delaware limited liability company (Affiliates of Seller) to use the “ADAMSGRAYSON” name and logo in connection with its business operations for a period of three (3) years following the Closing Date;

(x) all other Transaction Documents to which Seller is a party;

(xi) document evidencing the name change of Seller and its Affiliates in accordance with Section 7.16 (to be filed promptly after Closing);

(xii) a certificate of good standing from the Office of Tax and Revenue showing that Seller has no outstanding tax liability with the District of Columbia;

(xiii) deleted;

(xiv) evidence (which shall be in the form of one or more payoff letters and shall include evidence, in the form of UCC-3 termination statements or otherwise, that all Liens will, subject to payment in full, be released) that Seller has paid, will pay or will cause to be paid at the Closing, all amounts required to discharge in full the Bank Debt;

(xv) evidence that Seller’s Affiliates have agreed to vacate the Leased Premises;

(xvi) written acknowledgment by Peter Gronvall in his capacity as a current or former optionholder of Seller that he is not entitled to any additional amounts, including, without limitation, proceeds from the Purchase Price (except as set forth on Schedule 4.28); and

(xvii) such other documents or instruments as Buyer may reasonably request to carry out the intent and purposes of this Agreement including such other deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as Buyer may request to vest in Buyer or an Affiliate of Buyer all the right, title and interest of Seller, in, to or under any or all of the Acquired Assets.

(d) Since the date hereof, there shall have been no material change in the Business and no occurrence of any events, set of circumstances or conditions that has had or is reasonably likely to result in a material adverse effect on the properties, assets, liabilities, business, condition or prospects of Seller, the Business or the Acquired Assets, in each case taken as a whole.

(e) Consent to the assignment of each of the Contracts listed on Schedule 8.2(e) shall have been obtained in form and substance satisfactory to Buyer, and copies of such consents shall have been delivered by Seller to Buyer.

(f) Consent to the assignment of each of the Leases listed on Schedule 8.2(f) shall have been obtained in form and substance satisfactory to Buyer, and copies of such consents shall have been delivered by Seller to Buyer.

(g) The individuals listed on Schedule 8.2(g) shall have agreed to the terms of their respective employment with Buyer or its Affiliates and shall have accepted employment offers made by Buyer in accordance with the terms of this Agreement, including by executing and delivering to Buyer the applicable Restrictive Covenants, and shall not have withdrawn or rescinded such acceptances, and shall have entered into the offer letters and any other written agreements in connection with such acceptances.

(h) Each employment agreement between Seller and any Transferred Personnel shall have been terminated in accordance with Section 7.10(b). To the extent any Transferred Personnel is not party to an employment agreement with Seller, such Person shall have been terminated by Seller.

(i) The existence of no civil, criminal or administrative action, suit, claim, hearing, investigation or proceedings pending or threatened against Seller (or any Affiliate or personnel of Seller), in any court, by any Governmental Entity or other Person or before any arbitrator or other tribunal that would affect the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

(j) The Customers listed on Schedule 8.2(j) shall have met jointly with Seller and Buyer to discuss Buyer’s acquisition of the Business and such Customer’s continued relationship with the Business, and such discussion shall have been deemed satisfactory by Buyer in its sole discretion.

8.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

(a) Buyer shall have performed and complied with the covenants and obligations required to be performed by Buyer under this Agreement on or prior to the Closing Date.

(b) The representations and warranties of Buyer contained in this Agreement and in any Transaction Document which are qualified by materiality or material adverse effect shall be true in all respects as of the date hereof and at and as of the Closing Date, except for those representations and warranties that address matters as of a specific date, which shall be true at and as of such date. All other representations and warranties of Buyer contained in this Agreement shall be true as of the date hereof and in all material respects at and as of the Closing Date, except for those representations and warranties that address matters as of a specific date, which shall be true in all material respects as of such date.

(c) At the Closing, Buyer shall have delivered to Seller:

(i) the Closing Date Payment;

(ii) a certificate, in form and substance reasonably satisfactory to Seller, signed by a partner or principal of Buyer, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.3(a) and 8.3(b) as of the Closing Date (the “Buyer’s Certificate”);

(iii) the Bills of Sale, executed by Buyer;

(iv) the Assignment and Assumption Agreement, executed by Buyer;

(v) to the extent necessary to effect transfer of the Domain Names of Seller, the Domain Name Assignment Agreement, executed by Buyer;

(vi) the Trademark Assignment Agreement, executed by Buyer;

(vii) The License Agreement, executed by Buyer; and

(viii) all other Transaction Documents to which Buyer is a party.

(d) The existence of no civil, criminal or administrative action, suit, claim, hearing, investigation or proceedings pending or threatened against Buyer (or any Affiliate or personnel of Buyer), in any court, by any Governmental Entity or other Person or before any arbitrator or other tribunal that would affect the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

(e) Consent to the assignment of each of the Leases listed on Schedule 8.2(f) shall have been obtained in form and substance satisfactory to Seller, and Buyer shall have delivered cash or letters of credit to the landlords under the Leases to replace the security deposits posted thereunder by Seller.

ARTICLE IX: INDEMNIFICATION

9.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any Transaction Document shall survive the Closing and remain in full force and effect (a) until sixty (60) days after the expiration of the applicable statute of limitations, with respect to matters covered by Section 4.5 (Consents and Approvals), Section 4.17 (Compliance With Laws), Section 4.19 (Employee Benefit Plans; ERISA), and Section 4.21 (Taxes), (b) indefinitely, with respect to matters covered by Section 4.1 (Organization and Qualification), Section 4.3 (Authorization), Section 4.4 (No Violations or Conflicts), Section 4.9 (Assets), Section 4.25 (Illegal Payments), and Section 4.27 (Brokers and Finders) (together with the representations and warranties referred to in the foregoing clause (a), collectively, the “Special Representations”), (c) for a period of eighteen (18) months following the Closing Date, with respect to matters covered by each other representation or warranty contained in this Agreement, and (d) with respect to each other covenant or agreement contained in this Agreement or any Transaction Document, until such covenant or agreement is fully performed. If written notice of a Claim has been given and received before the expiration of the applicable period described in the preceding sentence, the representation and warranty relevant to such Claim shall survive as to such Claim until such Claim has been finally resolved. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and agreements of Seller or the Stockholders hereunder shall not be affected by any investigation conducted by Buyer or its representatives with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement

9.2 Indemnification by Seller and the Stockholders. Subject to the limitations set forth in Section 9.6, Seller and each Stockholder, jointly and severally, shall indemnify, defend, reimburse and hold harmless Buyer and its Affiliates and their respective successors and assigns, and the personnel of any of them (collectively, the “Buyer Indemnified Parties”), from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including settlement costs and any reasonable legal, accounting and other expenses for investigating or defending any actions or threatened actions) (“Loss(es)”) incurred by any Buyer Indemnified Party, arising out of or in connection with (i) any misrepresentation or breach of warranty by Seller or any Stockholder contained in this Agreement or in any Transaction Document, (ii) any breach by Seller or any Stockholder of any covenant or other agreement contained in this Agreement or in any Transaction Document, (iii) any Excluded Liability, (iv) any failure by Seller to comply with any “bulk sales,” “bulk transfer” or similar Laws, (v) the Unauthorized Practice of Law; (vi) lack of full compliance with immigration Law in connection with employees; (vii) any failure by Seller to appropriately file Form 1099 with the Internal Revenue Service; or (viii) any failure by Seller to deliver tax clearance certificates. Notwithstanding the foregoing, and subject to the limitations set forth in Section 9.6, in no event shall Peter Gronvall be responsible for more than three percent (3%) of all Losses incurred by the Buyer Indemnified Parties.

9.3 Indemnification by Buyer. Buyer shall indemnify, defend, reimburse and hold harmless Seller, its Affiliates and their respective successors and assigns, and the personnel and stockholders of any of them (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred by any Seller Indemnified Party, arising out of or in connection with (a) any misrepresentation or breach of warranty by Buyer contained in this Agreement or in any Transaction Document, (b) any breach by Buyer of any covenant or other agreement contained in this Agreement or in any Transaction Document, (c) any Assumed Liability, (d) any claim of any third party arising out of the operation of the Business after the Closing (other than an Excluded Liability) or (e) any liability to any party on behalf of Buyer in respect of its acting as a broker or finder in connection with the transactions contemplated by this Agreement and the Transaction Documents.

9.4 Indemnification Procedures.

(a) Notice. Whenever any claim, action, suit or proceeding shall arise for which indemnification may be sought under this Article IX (a “Claim”), the Person entitled to indemnification (the “Indemnitee”) shall promptly give notice to the party obligated to provide indemnification (the “Indemnitor”) with respect to the Claim after the receipt by the Indemnitee of information as to the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

(b) Defense by Indemnitor. Upon receipt of notice from the Indemnitee of a Claim by a third party (a “Third Party Claim”), the Indemnitor may elect to assume the defense of such Claim by providing counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Third Party Claim arose, at the Indemnitor’s sole cost, risk and expense. The Indemnitee shall cooperate, in all reasonable respects and at the Indemnitor’s sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Third Party Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in (but not control) any such investigation, trial, defense and any appeal arising in connection with the Third Party Claim at its sole cost, risk and expense. If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor’s knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Third Party Claim and that will not prejudice the Indemnitor’s position, claims or defenses. Any settlement will be subject to the consent of the Indemnitee, which shall not be unreasonably withheld or delayed. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee’s rights without the Indemnitee’s prior written consent. If the subject of any Third Party Claim results in a judgment or settlement consistent with the terms of this Section 9.4(b) for which the Indemnitor is liable hereunder, the Indemnitor shall promptly pay such judgment or settlement.

(c) Defense by Indemnitee. If the Indemnitor elects not to assume the defense of any Third Party Claim in accordance with the terms of Section 9.4(b), or if the Indemnitor fails to prosecute such defense diligently, or if the Indemnitor has, in the Indemnitee’s reasonable judgment, a conflict of interest which prevents representation as provided in Section 9.4(b), or if the Indemnitor has, in the Indemnitee’s reasonable judgment, insufficient resources with which to conduct an adequate defense, the Indemnitee may defend against the subject of the Third Party Claim, at the Indemnitor’s sole cost, risk and expense (but limited to all reasonable fees, costs and expenses of one separate counsel and appropriate local counsel for the Indemnitee (or multiple Indemnitees)), in such manner and on such terms as the Indemnitee reasonably deems appropriate, including settling the subject of the Third Party Claim with the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Indemnitor shall not be liable for any settlement effected without its prior consent, which shall not be unreasonably withheld or delayed. If the Indemnitee defends the subject of a Third Party Claim in accordance with this Section 9.4(c), the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor’s sole cost, risk and expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor’s knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Third Party Claim and that will not prejudice the Indemnitor’s position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

9.5 Payment. All payments owing under this Article IX shall be made promptly as indemnifiable Losses are incurred.

9.6 Limitations on Indemnification by Seller and the Stockholders.

(a) Basket. Subject to Section 9.6(c), a Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses pursuant to Section 9.2(i) until the aggregate amount of all claims for Losses exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket Amount”). For purposes of this Section 9.6, any single Loss that is less than Ten Thousand Dollars ($10,000) shall be disregarded; provided, however, that any series of Losses arising out of the same occurrence shall be aggregated and treated as a single Loss. For greater certainty, subject to the preceding sentence, a Buyer Indemnified Party shall be entitled to make a claim for indemnification for amounts less than the Basket Amount. In the event the aggregate amount of such Losses exceeds the Threshold, then Seller and the Stockholders shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses in excess of the Basket Amount, subject to the other limitations set forth in this Section 9.6.

(b) Cap. Notwithstanding any provision of this Agreement or any Transaction Document to the contrary, except as provided in Section 9.6(c), the aggregate liability of Seller and the Stockholders under this Article IX for all claims arising under Section 9.2(i) shall not exceed Four Million Eight Hundred Thousand Dollars ($4,800,000).

(c) Exclusions. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in Sections 9.6(a) and 9.6(b) shall not apply to Losses arising from: (i) the Excluded Liabilities; (ii) the Unauthorized Practice of Law; (iii) lack of full compliance with immigration Law in connection with employees; (iv) the fraud of Seller; or (v) a breach by Seller of the Special Representations.

9.7 Additional Limitations. Subject to the terms and conditions of this Article IX, following the Closing, the indemnification provisions contained herein are intended solely for the benefit of the Persons expressly identified in this Article IX (and their permitted successors and assigns), and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

9.8 Adjustment to Purchase Price. Any indemnification payment made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for Tax purposes.

9.9 Indemnification as Exclusive Remedy. Except as otherwise set forth in this Agreement, Seller, Stockholders and Buyer each agree that Article IX constitutes the exclusive right and remedy for breach or inaccuracy of any of the representations and warranties contained in this Agreement and will be in lieu of all other remedies available at law or in equity. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement.

ARTICLE X: CERTAIN OTHER COVENANTS AND AGREEMENTS

10.1 Certain Acknowledgements.

(a) The parties hereto have determined that it is essential to realizing the value of the Acquired Assets, including the Goodwill, acquired pursuant to this Agreement, that Buyer obtain the agreements of Seller and the Stockholders (together, the “Restricted Persons” and each, a “Restricted Person”) set forth in this Agreement, including undertakings of each Restricted Person to protect certain Business Proprietary Information and Confidential Records and not to engage in the solicitation of certain personnel or Customers and of certain Restricted Persons not to engage in certain competitive activities, and as to certain other matters, all as provided in this Agreement. Accordingly, Buyer has required that the covenants and agreements contained in this Article X be delivered in this Agreement as a condition to Buyer’s willingness to enter into the transactions contemplated by this Agreement, and each Restricted Person has agreed to do so.

(b) Each Restricted Person acknowledges and agrees that it is fair, reasonable and necessary, for the protection of the value of the business, operations, prestige, reputation and goodwill of the Business and of the Acquired Assets to be sold by Seller and purchased by Buyer hereunder, that each Restricted Person make the agreements and covenants contained in this Agreement applicable to such Restricted Person.

(c) Each Restricted Person acknowledges that Buyer would not consummate the transactions contemplated by this Agreement without the assurance that each Restricted Person will not engage in any of the activities prohibited by Sections 10.3, 10.4 and 10.5 applicable to such Restricted Person for the periods set forth therein. Each Stockholder understands that the provisions of Sections 10.3, 10.4 and 10.5, as may be applicable, may limit such Stockholder’s ability to earn a livelihood in a business similar to the Business, but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. Each Restricted Person agrees to restrict such Restricted Person’s actions as provided for in Sections 10.3, 10.4 and 10.5. Each Restricted Person further acknowledges that the scope and duration of the restrictions set forth in Sections 10.3, 10.4 and 10.5 are reasonable in light of the specific nature and duration of the transactions contemplated by this Agreement and the payments made under this Agreement to Seller, of which the Stockholders are the sole stockholders. In consideration thereof, and in light of each such Stockholder’s education, skills and abilities, each Stockholder agrees not to assert in any forum that the provisions of Sections 10.3, 10.4 and 10.5 applicable to such Stockholder prevent such Stockholder from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

10.2 Business Proprietary Information, Confidential Records, Intellectual Property Rights.

(a) Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, at which time Buyer’s confidentiality obligations under the Confidentiality Agreement shall terminate to the extent they relate to the Acquired Assets and the Business that is the subject of the transactions contemplated by this Agreement and the Transaction Documents.

(b) Confidential Information. Each Restricted Person covenants that neither such Restricted Person nor any of its Affiliates shall at any time after the Closing, directly or indirectly, use for such Restricted Person’s or any of its Affiliates’ own purpose or for the benefit of any Person or disclose, any Business Proprietary Information to any Person, unless such use or disclosure has been authorized in writing by Buyer.

(c) Confidentiality and Surrender of Records. Each Restricted Person covenants that neither such Restricted Person nor any of such Restricted Person’s Affiliates shall at any time directly or indirectly publish, make known or in any fashion disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any Person other than Buyer or any of its Affiliates, nor shall any of them retain the same, and each of them will deliver promptly to Buyer any of the same upon the Closing, except that this Section 10.2(c) shall not prohibit the retention of a copy of such Confidential Records by any Restricted Person, at such Restricted Person’s own cost and expense, as is reasonably necessary for such Restricted Person’s and his, her or its Affiliates’ financial reporting and accounting matters, including the preparation of Tax Returns and other reports or filings or enforcement of its rights. For purposes hereof, “Confidential Records” means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the possession of any Restricted Person or any of such Restricted Person’s Affiliates or under any of their control or accessible to any of them which contain or relate to any Business Proprietary Information, the Acquired Assets or the Assumed Liabilities, and which relate to the Business or belong to Seller or a Stockholder. All Confidential Records shall be and remain the sole property of Buyer from and after the Closing.

(d) Certain Permitted Disclosures and Uses. None of Section 10.2(a), 10.2(b) or 10.2(c) above shall prevent any disclosure required by Law or by order of a Governmental Entity; provided, that prior to any such disclosure, the Restricted Person proposing to make such disclosure shall give Buyer prompt written notice of any such requirement and shall cooperate with Buyer in preventing such disclosure and/or in obtaining a protective order or other means of protecting the confidentiality of all Business Proprietary Information and Confidential Records.

10.3 Non-Competition.

(a) Restriction. Except on behalf of Buyer as approved by Buyer in writing, during the Restricted Period, no Restricted Person shall, for himself, itself or any other Person, directly or indirectly own, manage, operate, join, control, participate in, invest in, fund, advise or otherwise be connected or associated with, in any manner (including as an Affiliate, stockholder, partner, member, principal, manager, employee, independent contractor, agent, representative, advisor, proprietor, trustee, owner or investor), any Competing Business located, operating or doing business in the Territory.

The restriction set forth in this Section 10.3(a) shall not prevent a Restricted Person from purchasing or otherwise acquiring less than one percent (1%) of any class of the securities of any Competing Business (but may not otherwise participate in the activities of such Competing Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(b) Restricted Period. For purposes hereof, “Restricted Period” means the period beginning on the Closing Date and continuing for a period of five (5) years thereafter; provided, however, that, notwithstanding the foregoing, if the Restricted Persons are not otherwise in breach of any material obligations under this Agreement beyond any applicable cure period, the Restricted Period shall immediately terminate if Buyer fails to pay any amounts due under Sections 3.2(c) and 3.2(d) of this Agreement within ten (10) days after written notice of nonpayment from Seller to Buyer.

(c) Competing Business. For purposes hereof, “Competing Business” means any business or venture which is engaged in the Business or which competes, directly or indirectly, with the Business.

(d) Territory. For purposes hereof, “Territory” means the United States and any other jurisdiction in which the Business has been conducted by Seller.

10.4 Non-Solicitation, etc. Except on behalf of Buyer as approved by Buyer, for a period ending on the fifth (5th) anniversary of the Closing Date, no Restricted Person shall, for himself, herself, itself or any other Person, directly or indirectly:

(a) contact, solicit or do business with (i) any Customer or prospective Customer within the immediately two (2) years prior to the Closing, (ii) Buyer’s and its Affiliates’ customers and (iii) each such customer’s respective Affiliates (each of the foregoing, a “Restricted Customer”), in each case relating to any Competing Business;

(b) persuade or seek to persuade any Restricted Customer or any purchaser of services from Seller, Buyer or any of Buyer’s Affiliates to cease to do business or to reduce the amount of business which it has customarily done with Seller, Buyer or any of Buyer’s Affiliates, as applicable, or contemplates doing with Buyer or any of Buyer’s Affiliates, whether or not the relationship between Seller, Buyer or any of Buyer’s Affiliates and such Restricted Customer was originally established in whole or in part through the efforts of Seller;

(c) take any action which is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity to Buyer or any of its Affiliates, or otherwise take any action which might detrimentally affect the reputation, image, relationships or public view of Buyer or any of its Affiliates; or

(d) attempt to do or do any of the foregoing, or assist, permit, entice, induce, encourage or allow any of such Restricted Person’s Affiliates, members, stockholders, or personnel or any other Person to do or attempt to do any activity which, were it done by Seller, would violate any provision of this Section 10.4.

10.5 No Hiring of Transferred Personnel. For a period ending on the fifth (5th) anniversary of the Closing Date, no Restricted Person shall, for himself, herself, itself or any other Person, and each Restricted Person shall cause his, her or its Affiliates not to, directly or indirectly, recruit, solicit, or hire any Transferred Personnel, nor shall such Restricted Person or his, her or its Affiliates encourage any Transferred Personnel to terminate his or her employment or relationship with Buyer or its Affiliates; provided that this Section 10.5 shall not prohibit such Restricted Person from recruiting, soliciting or hiring any Transferred Personnel after such Transferred Personnel has been terminated by Buyer or its Affiliates (other than in connection with a transfer of such Transferred Personnel to Buyer or one of its Affiliates), if such Restricted Person or his, her or its Affiliates did not directly or indirectly have any communications prior to such termination regarding the prospect of employment after the Closing with a Restricted Person or his, her or its Affiliates with such Transferred Personnel. For the avoidance of doubt, for purposes of this Section 10.5, “Transferred Personnel” shall include all Persons listed in the Reviewer Database.

10.6 Independence Rules and Regulations. Notwithstanding any provision of this Agreement or any Transaction Document to the contrary, if performance of or compliance with any agreement or covenant of Buyer under this Agreement or any Transaction Document is determined in good faith by Buyer or its Affiliates to be inconsistent with or in violation of Buyer’s or any such Affiliate’s obligations pursuant to the rules and regulations of any Governmental Entity or professional entity (including the Securities and Exchange Commission, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants) that are applicable to Buyer or its Affiliates, then Buyer (upon notice to Seller) shall not be obligated to perform or comply with such agreement or covenant, and Seller shall not be entitled to receive any benefit in connection with such agreement or covenant. The parties hereto acknowledge and agree that Buyer shall not incur any liability to Seller as a result of any failure to so perform or comply pursuant to this Section 10.6.

10.7 Specific Performance. Each Restricted Person acknowledges and agrees that, by virtue of, among other things, the extraordinary value of the Business Proprietary Information and Confidential Records, his, her or its access to and use of such information and records, and his, her or its unique knowledge of and contacts relating to the Business, any violation of the undertakings contained in this Article X would cause Buyer immediate, substantial and irreparable injury for which it has no adequate remedy at Law. Accordingly, in the event of any violation or threatened violation of any undertaking contained in this Article X, without limiting any other remedy available to Buyer, each Restricted Person agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction. Each Restricted Person waives posting by Buyer of any bond or any proof of actual damages otherwise necessary to secure such injunction or other equitable relief.

ARTICLE XI: TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by Seller if Buyer has materially breached its obligations under this Agreement, or by Buyer if Seller or any Stockholder has materially breached its, his or her obligations under this Agreement, in each case if such breach remains uncured for a period of thirty (30) days after written notice thereof has been given by the non-breaching party to the breaching party;

(c) by Seller if (i) there shall have been a material breach of any representation or warranty by Buyer set forth in this Agreement or in any Transaction Document and such breach has not been waived in writing or cured by Buyer within thirty (30) days following receipt of notice of such breach, or (ii) Seller reasonably determines that there shall have been an event, change, occurrence or circumstance that has had or reasonably would be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;

(d) by Buyer if (i) there shall have been a material breach of any representation or warranty by Seller or any Stockholder set forth in this Agreement or in any Transaction Document and such breach has not been waived in writing or cured by Seller or such Stockholder within thirty (30) days following receipt of notice of such breach, or (ii) Buyer reasonably determines that there shall have been an event, change, occurrence or circumstance that has had or reasonably would be expected to have a material adverse effect on the ability of Seller or any Stockholder to consummate the transactions contemplated by this Agreement;

(e) by either Seller or Buyer if the Closing shall not have occurred on or before the date which is ninety (90) days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to either party whose failure to take any action required hereunder to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date. The party desiring to terminate this Agreement pursuant to this Section 11.1(e) shall give notice of such termination to the other party; or

(f) by either Buyer or Seller if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or action the parties hereto shall use their best efforts to lift or dissolve), in each case restraining, enjoining or otherwise prohibiting the purchase and sale of the Purchased Assets or attempting to do the same.

11.2 Effect of Termination. If this Agreement is terminated as provided in Section 11.1, this Agreement shall forthwith become void and the transactions contemplated by this Agreement shall be abandoned without further action by the parties. In the event this Agreement is validly terminated in accordance with Section 11.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Seller or any Stockholder; provided, that nothing in this Agreement shall relieve any party hereto from liability for breach of this Agreement.

ARTICLE XII: GENERAL PROVISIONS

12.1 Notices. All notices, requests, demands, consents and other communications hereunder among the parties hereto shall be in writing and shall be deemed given: (i) upon personal delivery; (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested; (iii) the next Business Day after being sent via a nationally recognized overnight courier service; or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile to the parties hereto, their successors in interest or their assignees at the following addresses and facsimile numbers, or at such other addresses or facsimile numbers as the parties may designate by written notice in accordance with this Section 12.1:

(a) if to Buyer, to:

Huron Consulting Group Inc.

Attention: General Counsel

550 W. Van Buren Street

Chicago, Illinois 60607

Fax: (312) 880-3250

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

Attention: Helen R. Friedli, P.C.

227 West Monroe Street

Chicago, IL 60606

Fax: (312) 984-7700

(b) if to Seller or the Stockholders, to:

Adams Grayson Corporation.

Attn: Paul Jeon

1625 Eye Street, NW, Suite 600

Washington, DC 20006

Fax: (202) 828-1100

with a copy (which shall not constitute notice) to:

Sack & Harris, P.C.

Attn: Robert A. Harris IV, Esq.

8270 Greensboro Drive, Suite 810

McLean VA 22102

Fax: (703) 883-0108

12.2 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Transaction Documents, and the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among any of the parties, or any of them, with respect to the subject matter herein and therein. Except for the rights of any Seller Indemnified Parties or Buyer Indemnified Parties pursuant to Article IX, no provisions of this Agreement are intended, nor should they be interpreted, to provide or create any third party beneficiary rights or remedies, or any other rights or remedies, of any kind whatsoever under or by reason of this Agreement in any Person, or the legal representatives of such Person, other than the parties to this Agreement.

12.3 Governing Law.

(a) This Agreement shall be governed, including as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of Illinois applicable to agreements made and fully performed within the State of Illinois.

(b) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the County of Cook in the State of Illinois, and of the United States of America located in the State of Illinois, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the County of Cook in the State of Illinois, or of the United States of America located in the State of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Law.

12.4 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.5 Assignment. Except as expressly provided herein, neither this Agreement nor any of the rights, interests and obligations under this Agreement may be assigned by Buyer, on the one hand, or Seller or any Stockholder, on the other hand, without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that, without the consent of Seller or any Stockholder, Buyer may (in whole or in part) transfer, assign or delegate its rights, interests and obligations under this Agreement to any one or more of its Affiliates; provided, further, that, after the Closing, without the consent of Seller or any Stockholder, Buyer may (in whole or in part) transfer, assign or delegate its rights, interests and obligations under this Agreement to any Person. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No transfer, assignment or delegation of rights, interests and obligations under this Agreement by Buyer shall operate as a release of Buyer.

12.6 Waiver; Amendment; Remedies Cumulative. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require the other parties hereto to perform strictly in accordance with the terms hereof shall preclude any party hereto from requiring performance by the other parties hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by written instrument signed by Buyer, Seller and the Stockholder Representative, on his own behalf and as representative of the other Stockholders pursuant to Section 12.13. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.7 Fees and Expenses. All fees, costs and expenses incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby shall be the responsibility of and paid by the party incurring such fees, costs or expenses. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.13(c), Seller shall bear and pay all U.S. federal, state and local Taxes that arise out of or as a result of this Agreement or the consummation of the transactions contemplated hereby.

12.8 Public Announcements.

(a) No public announcement or similar publicity with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby will be issued by any Person, including any party hereto, without the prior written consent of Buyer and Seller; provided, however, that Buyer and Seller shall each be permitted, upon prior notice to and consultation with the other party, to make such disclosures to the public or Governmental Entities as their respective counsels shall deem necessary to maintain compliance with, or to prevent violation of, any Laws. Subject to Section 7.2, neither Buyer nor Seller shall contact the personnel of the other party (other than the personnel of Buyer or Seller working on the transactions contemplated by this Agreement) without the prior consent of the other party.

(b) The Buyer and Seller shall prepare a provisional press release and other publicity materials for use in the event that the process of soliciting the approval of the Seller’s Customers results in the transactions contemplated hereby becoming publicly known prior to the Closing, or in the event of trade, press or other media enquiries resulting therefrom. Such materials shall not be used or publicly released without the prior written consent of Buyer and Seller.

12.9 Right of Setoff.

(a) Notwithstanding any provision of this Agreement or any Transaction Document to the contrary, the parties hereto hereby acknowledge and agree that, in addition to any other right of Buyer or any other Buyer Indemnified Party under this Agreement, under any Transaction Document or otherwise, Buyer shall be entitled from time to time to setoff against any amounts otherwise required to be paid by Buyer to Seller or its designee pursuant to this Agreement, any Transaction Document, or otherwise, any amounts owed at such time by Seller or its designee to Buyer or any other Buyer Indemnified Party under this Agreement or any Transaction Document.

(b) Buyer shall not effect any setoff hereunder unless it shall have given Seller and the Stockholders not less than five (5) Business Days notice that it intends to effect such setoff, and shall have included in such notice all materially relevant details of the amount claimed by Buyer to be owed to it with respect to which it claims setoff. Any dispute as to the right of Buyer to such amount shall be resolved pursuant to the provisions of Section 12.3.

(c) In the case of any such setoff by Buyer, Buyer’s obligation to make such payment (or any portion thereof) pursuant to this Agreement shall be deemed fully satisfied and discharged to the extent of such setoff.

12.10 Severability. If any provision of this Agreement, including Article X or any part thereof, or the application of any such provision to any Person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such Person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by Law. If any provision of this Agreement, including Article X, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reform the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by Law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.

12.11 Representation by Counsel. Each party hereto acknowledges that such party has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or such party’s representatives drafted such provision.

12.12 Acquisition Proposals. Prior to the earlier of the Closing Date and the termination or expiration of this Agreement, Seller will not, directly or indirectly, through any Stockholder, personnel, Affiliate, broker or advisor, or otherwise, (a) seek, solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than Buyer or its representatives or agents) relating to any acquisition or purchase of the Business or the Acquired Assets, any other material assets or equity securities of Seller or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, refinancing, spin- off, liquidation, dissolution or similar transaction seeking, directly or indirectly, to acquire the Acquired Assets, the Business, any material assets or Seller’s equity securities (each an “Acquisition Proposal”), (b) enter into, continue or otherwise participate or cooperate in or consider or pursue, any discussions or negotiations regarding an Acquisition Proposal, (c) furnish to any Person information concerning Seller or the operations of Seller for any Acquisition Proposal, (d) enter into an agreement, understanding or arrangement with respect to an Acquisition Proposal, or (e) otherwise solicit or cooperate in any way with, or assist, or participate in, facilitate or encourage any effort or attempt by any Person to make or enter into an Acquisition Proposal. The Seller shall promptly notify Buyer upon such party or any personnel of Seller receiving or becoming aware of any Acquisition Proposal and shall promptly provide Buyer with a copy of any such written Acquisition Proposal or a written summary of any such oral Acquisition Proposal.

12.13 Stockholder Representative. By executing this Agreement, each Stockholder hereby agrees that Buyer, Seller and the other Indemnified Parties shall be entitled (but shall not be required) to deal exclusively with Paul Jeon (the “Stockholder Representative”) as the sole and exclusive representative and agent of the Stockholders in respect of this Agreement and the Transaction Documents and all matters arising under or pertaining to this Agreement and the Transaction Documents, including any amendment or waiver of any term or provision hereof or thereof; provided, that if the Stockholder Representative is unavailable for any reason, any other individual so designated by Seller can act as representative and agent for the Stockholders pursuant to this Section 12.13.

12.14 Facsimile Signature; Counterparts. Facsimile or electronic transmission in portable document format of any signed original document or retransmission of any signed facsimile or electronic transmission in portable document format will be deemed the same as delivery of an original. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute but one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each party hereto has duly executed this Asset Purchase Agreement as of the date first above written.

SELLER:

ADAMS GRAYSON CORPORATION

By:	/s/ Paul Jeon
Name:
Title:

LEGAL SOURCE, LLC

By:	Adams Grayson Corporation, its sole member

By:	/s/ Paul Jeon
Name:
Title:

STOCKHOLDERS :

/s/ Paul Jeon
Paul Jeon

/s/ Caleb King
Caleb King

/s/ Peter Gronvall
Peter Gronvall

[Buyer signature page follows]

BUYER:

HURON CONSULTING GROUP INC.

By:	/s/ James K. Rojas
Name:
Title:

Schedule I

Certain Matters of Construction; Definitions

I. Construction of this Agreement and Certain Terms and Phrases.

(a) Unless the context of this Agreement clearly indicates otherwise, (i) words of any gender include each other gender; (ii) words denoting the singular shall include the plural and vice versa; (iii) the terms “hereof,” “herein,” “hereby” and derivate or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Section, Schedule and Exhibit, respectively, of this Agreement.

(b) The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”.

(c) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(e) All accounting terms used herein and not expressly defined shall have the meanings given to them under GAAP.

(f) Any reference to any federal, state, local or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder, including Treasury Regulations.

(g) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

II. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” means all billed and unbilled accounts receivable of the Business, including all trade accounts receivable, notes receivable from Customers, vendor credits and rebates, and all other obligations or rights to receive payment from vendors or Customers arising from or relating to the Purchased Contracts.

“Affiliate” means, with respect to a specified Person, any other Person which controls, is controlled by or is under common control with such specified Person. For such purposes, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, each Stockholder shall be deemed to be an Affiliate of Seller for all purposes hereunder.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules annexed hereto, as the same may be amended, supplemented or modified from time to time.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Buyer and Seller at the Closing, substantially in the form of Exhibit B attached hereto.

“Bank Debt” means that certain line of credit from Bank of Georgetown to Seller having an outstanding balance of approximately One Million Two Hundred Thirty-three Thousand Eight Nine and 87/100 Dollars ($1,233,089.87) (including all obligations in respect of principal, accrued interest, prepayment fees, breakage fees and any unpaid fees, expenses or other monetary obligations in respect thereof) as of the date of this Agreement.

“Bills of Sale” means the Bill of Sale to be executed by Buyer and Seller at the Closing, substantially in the form of Exhibit C-1 attached hereto and the Intellectual Property Bill of Sale to be executed by Buyer and Seller at the Closing, substantially in the form of Exhibit C-2 attached hereto.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in

Chicago, Illinois are required or permitted by Law to close.

“Business Proprietary Information” means confidential or proprietary information of the Business which is either marked as such or given the nature of the information or circumstances surrounding its disclosure, ought reasonably to be understood to be confidential or proprietary information and shall include: (a) the name and address of any Customer or vendor of the Business and any information concerning the transactions or relations of any Customer or vendor of the Business with Seller or any of its Affiliates or personnel; (b) any Intellectual Property, or any information concerning any Intellectual Property employed by Seller but not generally known to its Customers, vendors or competitors, or under development by or being tested by Seller but not at the time offered generally to Customers or vendors; (c) any information relating to Software or computer systems used by Seller or Seller’s pricing or marketing methods, margins, capital structure, operating results, or borrowing arrangements; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Seller; (e) any business plans, budgets, advertising or marketing plans relating to Seller or the Business; (f) any information contained in any written or oral policies and procedures or employee manuals of Seller; (g) any information belonging to Customers or vendors of the Business or any other Person which Seller has agreed to hold in confidence in connection with the Business; (h) the name and address of any employee, whether full time or temporary, who provides e-discovery or similar services or project management or supervisory services on behalf of Seller; and (i) all written, graphic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be Business Proprietary Information.

“COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 2, 2012, between Huron Consulting and Seller.

“Copyrights” means all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common- law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

“Customers” means all Persons who have received services in the operation of the Business or to whom proposals have been made for the provision of services in the operation of the Business, including, without limitation, the Persons set forth on Schedule 13(a).

“Domain Names” means all domain name registrations.

“Environmental, Health and Safety Requirements” means, to the extent enacted and in effect on or prior to the Closing Date, all federal, state, local and non-U.S. statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold or radiation.

“Financial Statements” means (a) the balance sheets of Seller as of December, 31 2009, 2010 and 2011, and (b) the related income statements, statements of cash flow and stockholders equity of Seller for each of the fiscal years ended December 31, 2009, 2010 and 2011.

“GAAP” means United States’ generally accepted accounting principles, consistently applied. “Governmental Entity” means any nation or government, supranational body, state or political subdivision thereof (including the United States or any other country or federal, state, local or municipal subdivision thereof), and any court or administrative agency or other regulatory body, instrumentality, authority or other entity or official thereof exercising executive, legislative, judicial, regulatory or administrative functions thereof.

“Intellectual Property” means: (a) all works of authorship, methodologies, models, business processes, Software, Marks, Domain Names, Inventions, Know How, Trade Secrets and other intellectual property (i) that is owned (wholly, jointly or in part) or licensed (as licensor or licensee) by Seller, (ii) that is or has been used in any product, service, technology or process currently offered by Seller, (iii) that is used in the Business, or (iv) that is under development by or on behalf of Seller or the Business; and (b) all rights in the foregoing, including Copyrights, Patents, moral rights and associated goodwill.

“Interim Financial Statements” means (i) the balance sheet of Seller as of March 31, 2012, and (ii) the statements of income, cash flow and stockholders equity of Seller for the period ending March 31, 2012.

“Inventions” means novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable.

“Know How” means all scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of Seller.

“Law” means, with respect to any Person, any U.S. federal, state or local, and any foreign national, state or local, law, statute, common law, ordinance, code, treaty, rule, regulation, order, ordinance, permit, license, writ, injunction, directive, determination, judgment or decree or other requirement of any Governmental Entity or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Leases” means (i) that certain Sublease dated August 22, 2006 by and between CRA International, Inc., as sublandlord, and Seller, as subtenant, and (ii) that certain Office Lease dated 2011 by and between 15th and L Street, LLC, as landlord, and Legalsource, LLC, as tenant, together with all extensions, amendments and/or modifications thereof and all other documents related thereto.

“Leased Premises” means the premises located at (i) 1625 Eye Street, NW, Washington, DC, (ii) 1100 15th Street, NW, Washington, DC, and (iii) 440 Louisiana Street, Suite 900, Houston, TX 77002.

“Lien” means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, interest, condition, restriction, security interest, debt, Tax, claim, option, liability, obligation and/or encumbrance of any kind (whether matured or unmatured, contingent or not) in respect of such asset.

“Marks” means all domestic and foreign trademarks, trade dress, service marks, trade names, business names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including intent to use applications), and all goodwill related to the foregoing.

“Net Working Capital Amount” means (a) the current tangible assets of Seller, including Accounts Receivable and WIP but excluding cash and cash equivalents and marketable securities, less (b) the current liabilities of Seller which are Assumed Liabilities, determined in accordance with GAAP applied on a basis consistent with Seller’s past practices; provided that no Excluded Assets or Excluded Liabilities should be taken into account in the determination of the Net Working Capital Amount.

“Net Working Capital Threshold” means Four Million Six Hundred Thousand Dollars ($4,600,000.00).

“Patents” means all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms.

“Permitted Lien” means any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s or similar statutory or inchoate Lien incidental to the ordinary conduct of business which involves an obligation that is not yet due.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Prime Rate” means, for any day, the rate of interest per annum (over a year of 360 days) announced by Citibank N.A. (or any successor thereto) from time to time, as its “base rate” in effect on such date.

“Seller’s knowledge” means to the knowledge of each Stockholder assuming reasonable enquiry.

“Software” means (a) any and all computer or software programs (including all software implementations of models, algorithms and methodologies, and all source code, object code, firmware, programming development and design tools, applets, compilers and assemblers), (b) machine readable databases and compilations, including any and all data and collections of data, (c) descriptions, flow charts, models, diagrams or other work product used to design, plan, organize or develop any of the foregoing, (d) the technology supporting, and all content, including audio/video displays, contained on, Internet site(s) and (e) all documentation, other works of authorship and media, including user manuals and materials relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Taxes” means any and all taxes, however denominated, imposed by Law, which taxes shall include, but not be limited to, the District of Columbia Ballpark Tax, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, stamp, natural resources, environmental, real property, personal property, custom, duty, transfer, recording, escheat, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to Tax that may become payable in respect thereof, and any liability in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by Contract or otherwise.

“Tax Return” means any returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Trade Secrets” means any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public, including formulas, algorithms, models, market surveys, market research studies, client lists, information contained on drawings, diagrams and other documents, methodologies, and information relating to research, development or testing.

“Transaction Documents” means the Seller’s Certificate, the Secretary’s Certificate, the Bills of Sale, the Assignment and Assumption Agreement, the Buyer’s Certificate, the FIRPTA Affidavit, any Domain Name Assignment Agreement(s), the Trademark Assignment Agreement, and any other agreements, instruments, certificates or other documents delivered pursuant to or in connection with this Agreement or any other such agreement, instrument, certificate or other document.

“WIP” means all work-in-process arising from or attributable to the Purchased Contracts.

III. Other Definitions. The following terms shall have the respective meanings set forth in the Sections or other provisions of the Agreement indicated below:

“Acquired Assets”	Section 2.1
“Acquisition Proposal”	Section 12.12
“Actual Net Working Capital Amount	Section 3.3(b)
“Allocation”	Section 3.4
“Assumed Liabilities”	Section 2.3(a)
“Basket Amount”	Section 9.6(a)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnified Parties”	Section 9.2
“Buyer’s Certificate”	Section 8.3(c)(ii)
“Claim”	Section 9.4(a)
“Closing”	Section 3.1
“Closing Adjustment Amount”	Section 3.2(b)
“Closing Date”	Section 3.1
“Closing Date Payment”	Section 3.2(b)
“Closing Statement”	Section 3.3(a)
“Competing Business”	Section 10.3(b)
“Confidential Records”	Section 10.2(c)

“Contracts”	Section 4.13
“Dispute”	Section 12.3(b)
“Dispute Notice”	Section 3.3(c)
“Domain Name Assignment Agreement”	Section 8.2(c)(vii)
“Employee Benefit Plans”	Section 4.18(a)
“Enforceability Exception”	Section 4.2
“ERISA”	Section 4.18(c)
“Estimated Net Working Capital Amount”	Section 3.3 (a)
“Excluded Assets”	Section 2.2
“Excluded Contract”	Section 2.2(c)
“Excluded Liabilities”	Section 2.3(b)
“FAA”	Section 12.3(b)(ii)
“FIRPTA Affidavit”	Section 8.2(c)(vi)
“Goodwill”	Section 2.1(e)
“Indemnitee”	Section 9.4(a)
“Indemnitor”	Section 9.4(a)
“License”	Section 4.15(a)
“License Agreement”	Section 8.2(c)(ix)
“Loss(es)”	Section 9.2
“Negotiating Period”	Section 3.3(c)
“Neutral Firm”	Section 3.3(d)
“Permits”	Section 4.23
“personnel”	Section 2.3(b)(ii)
“Post-Closing Statement	Section 3.3(b)
“Post-Closing Tax Period”	Section 7.13(b)
“providing party”	Section 7.7
“Purchase Price”	Section 3.2(a)
“Purchased Contracts”	Section 2.1(a)
“qualified plan”	Section 4.18(c)
“Reconciliation Payment”	Section 3.3(e)(i)
“Reimbursable Amount”	Section 7.10(e)
“Related Person”	Section 4.22
“requesting party”	Section 7.7
“Restricted Customer”	Section 10.4(a)
“Restricted Person(s)”	Section 10.1(a)
“Restrictive Covenants”	Section 7.10(a)
“Reviewer Database”	Section 2.1(j)
“Rules”	Section 12.3(b)(ii)
“Secretary’s Certificate”	Section 8.2(c)(ii)
“Seller”	Preamble
“Seller Indemnified Parties”	Section 9.3
“Seller’s Certificate”	Section 8.2(c)(i)
“Special Representations”	Section 9.1
“Stockholder(s)”	Preamble
“Stockholder Representative”	Section 12.13
“Territory”	Section 10.3(c)

“Third Party Claim”	Section 9.4(b)
“Trademark Assignment Agreement”	Section 8.2(c)(viii)
“Transfer Taxes”	Section 7.13(c)
“Transferred Personnel”	Section 7.10(a)
“Unauthorized Practice of Law”	Section 4.29
“Working Capital Dispute”	Section 3.3(d)